SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Mack-Cali Realty Corporation

(Name of Registrant as Specified In Its Charter)

BOW STREET LLC

BOW STREET SPECIAL OPPORTUNITIES FUND XV, LP

A. AKIVA KATZ

HOWARD SHAINKER

ALAN R. BATKIN

FREDERIC CUMENAL

MARYANNE GILMARTIN

NORI GERARDO LIETZ

TAMMY K. JONES

MAHBOD NIA

HOWARD S. STERN

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2020 ANNUAL MEETING OF STOCKHOLDERS

OF

MACK-CALI REALTY CORPORATION

PROXY STATEMENT

OF

BOW STREET LLC

PLEASE VOTE BY INTERNET OR PHONE USING THE ENCLOSED GOLD PROXY CARD TODAY

May 6, 2020

Dear Fellow Mack-Cali Stockholder:

This Proxy Statement and the enclosed GOLD proxy card are being furnished to the stockholders of Mack-Cali Realty Corporation (“Mack-Cali” or the “Company”), a Maryland corporation, by Bow Street LLC (“Bow Street,” “we” or “us”), Bow Street Special Opportunities Fund XV, LP (“Bow Street Special Opportunities”), A. Akiva Katz (“Mr. Katz”), Howard Shainker (“Mr. Shainker”), together with Bow Street, Bow Street Special Opportunities and Mr. Katz (the “Bow Street Parties”) and the director nominees named in Proposal 1 (the “Nominees”) and, with the Bow Street Parties (the “Participants”), in connection with the solicitation of proxies (the “Proxy Solicitation”) from the holders of shares of common stock, $0.01 par value, of the Company (“Common Stock”) for the 2020 Annual Meeting of Stockholders of the Company (including any and all adjournments, postponements, continuations or rescheduling thereof, or any other meeting of stockholders held in lieu thereof, the “2020 Annual Meeting”).

As a significant, long-term stockholder of Mack-Cali, Bow Street is committed to maximizing the value of the Company for all stockholders. To this end, in 2019 Bow Street nominated a minority slate of four independent director candidates to the Mack-Cali Board of Directors (the “Board”). At Mack-Cali’s 2019 Annual Meeting, stockholders overwhelmingly elected Bow Street’s entire slate: Alan R. Batkin, Frederic Cumenal, MaryAnne Gilmartin and Nori Gerardo Lietz (the “2019 Newly-Elected Directors”). In response to this devastating rebuke of the status quo, Mack-Cali made a series of public commitments to stockholders, including the promise of a robust strategic alternatives process overseen by an independent special committee of the Board (the “Shareholder Value Committee”), which was comprised of four directors, namely Alan S. Bernikow, Frederic Cumenal, Irvin D. Reid and MaryAnne Gilmartin. Now, almost a year later, it is clear that Mack-Cali has failed to honor these commitments. In fact, in direct contradiction to the promises Mack-Cali made to investors, the Shareholder Value Committee was neutered by a narrow mandate that prohibited contact with prospective bidders (a role Chief Executive Officer Michael DeMarco reserved for himself), making it a special committee in name only. Despite stockholders’ clear vote for change, the Company’s Board and management team have continued to execute on the very same strategy that has driven continued erosion of stockholder value over the last several years.

It has become clear to Bow Street that more comprehensive action — including additional change at both the Board and management levels — is required to protect Mack-Cali stockholders from the legacy issues that plague the Company. Accordingly, we are nominating four additional, highly-qualified director candidates to the Board and re-nominating the 2019 Newly-Elected Directors. We believe that together these individuals will be fierce advocates for stockholders and facilitate a renewed focus on value creation. Additionally, we are calling for the removal of Mack-Cali Chief Executive Officer Michael DeMarco, whose aggressive behavior has long been a liability for Mack-Cali and whose operational missteps have led to dramatic underperformance throughout his tenure. With a refreshed Board and management team at the helm, Mack-Cali can turn its full attention to unlocking value for all stockholders.

Mr. DeMarco and the Legacy Mack-Cali Board Members Enabling His Behavior Cannot be Trusted as Fiduciaries and have Overseen a Tremendous Erosion of Stockholder Value

The strategic review process promised to stockholders following the 2019 Annual Meeting was shrouded in secrecy, and the findings of the Shareholder Value Committee were distorted by Mr. DeMarco and never clearly articulated to stockholders. To the substantial detriment of the stockholders, this pattern of behavior is consistent with Mack-Cali’s long history of weak governance. Under the Board’s instructions, the Shareholder Value Committee was dissolved in December 20191 without any disclosure to the market or stockholders.

Worse still, Mr. DeMarco blatantly misled stockholders and the market regarding numerous approaches from potential bidders. As documented in recently released public correspondence between Mack-Cali and Rizk Ventures, Mr. DeMarco did not honestly communicate the approaches Mack-Cali received from a consortium that included then ~$14 billion Apartment-REIT UDR Inc. Furthermore, recent press reports suggest the Rizk Ventures/UDR consortium was one of no less than five prospective bidders that expressed interest in acquiring Mack-Cali in recent months.2 This serial rejection of prospective suitors under Mr. DeMarco’s watch is of very deep concern.

Additionally, Mr. DeMarco’s operational missteps have led to dramatic underperformance at Mack-Cali. Since his appointment as CEO in April 2017, Mack-Cali shares have underperformed the MSCI US REIT Index by ~3,400bps.3 His “Waterfront Strategy” – the combination of residential and office assets along the Jersey City coast – is underpinned by an untenable capital structure and has resulted in a steady erosion of value. Moreover, Mr. DeMarco has increasingly transferred value in Mack-Cali’s crown jewel residential assets from stockholders to private equity firm Rockpoint Group. Under Mr. DeMarco’s leadership, the Company’s Funds from Operations have declined ~40%,4 and leverage has increased from ~7.5x EBITDA at year-end 2016 to ~9.7x EBITDA at year-end 2019.

New Leadership at the Board and Management Levels is Required to Maximize Stockholder Value

Over the past year, Mack-Cali’s shares have materially outperformed only when (i) Bow Street’s slate of directors was elected to the Board at the 2019 Annual Meeting and (ii) reports of strategic interest in the Company surfaced in the press. Accordingly, the 2020 Annual Meeting represents a watershed moment for stockholders of Mack-Cali.

While we had hoped that the election of four new independent directors at the 2019 Annual Meeting would have appropriately impressed stockholders’ wishes upon management and the long-serving legacy Board members, it is clear that the rot at Mack-Cali goes far deeper than we knew and that further change in the boardroom is required to catalyze meaningful value creation.

Bow Street’s nominees are accomplished business leaders with deep board and governance experience as well as real estate operations, development and investment expertise. These nominees will bring fresh perspectives, rigorous, independent oversight, and a mix of creative skillsets to the boardroom. If elected, they will work collaboratively with the other members of the Board to explore all meaningful solutions to address the Company’s management, structural and governance issues.

1 Alexandra Garfinkle, “Outgoing Mack-Cali Chairman Weighs Bid,” The Deal, March 3, 2020, https://pipeline.thedeal.com/article/20004312/index.dl.

2 Ibid.

3 Bloomberg price return data from April 5, 2017 to March 2, 2020 (day prior to “Outgoing Mack-Cali Chairman Weighs Bid” article).

4 Mid-point Mack-Cali management 2020 guidance from Q4 2019 earnings release on February 26, 2020 compared to 2017 FFO.

The enclosed Proxy Statement is soliciting proxies to elect only Bow Street’s nominees. Accordingly, the enclosed GOLD proxy card may only be voted for our Nominees and does not confer voting power with respect to any of the Company’s director nominees. Stockholders who return the GOLD proxy card will only be able to vote for our eight Nominees and will not have the opportunity to vote for three other nominees to fill the three other seats up for election at the 2020 Annual Meeting. Please see the section entitled “Questions and Answers” beginning on page 22 of the enclosed Proxy Statement for additional information. This Proxy Statement and GOLD proxy card are first being mailed or given to the Company’s stockholders on or about May 6, 2020.

We are seeking your support at the 2020 Annual Meeting scheduled to be held in the Manhattan Ballroom of The Hyatt Regency Jersey City, Harborside, 2 Exchange Place, Jersey City, New Jersey 07302 on Wednesday, June 10, 2020, at 12:00 p.m., local time and any continuation, adjournment or postponement thereof, with respect to the following proposals (each, a “Proposal”):

Proposal	Our Recommendation

1. To elect Bow Street’s slate of eight director nominees — namely, Tammy K. Jones, A. Akiva Katz, Mahbod Nia and Howard S. Stern, Alan R. Batkin, Frederic Cumenal, MaryAnne Gilmartin and Nori Gerardo Lietz — at the 2020 Annual Meeting to hold office until the next annual meeting of stockholders (the “2021 Annual Meeting”) or until their respective successors are duly elected and qualified.

FOR ALL of the Nominees
2. To vote on Company’s advisory resolution on the compensation of its named executive officers for 2020.	No Recommendation
3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending on December 31, 2020.	FOR
Totransact such other business as may properly come before the 2020 Annual Meeting or any adjournment or postponement thereof.

THE NOMINEES ARE COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL STOCKHOLDERS. WE BELIEVE THAT YOUR VOICE IN THE FUTURE OF MACK-CALI CAN BEST BE EXPRESSED THROUGH THE ELECTION OF OUR NOMINEES. ACCORDINGLY, WE URGE YOU TO VOTE YOUR GOLD PROXY CARD “FOR” EACH OF THE NOMINEES AS DIRECTORS.

According to the Company’s revised preliminary proxy statement, the Company recognizes the difficulty of conducting the 2020 Annual Meeting as an in-person meeting during the current COVID-19 crisis and is working to identify an independent service-provider that can perform virtual meeting services for a contested election so that the Company can conduct the 2020 Annual Meeting as a virtual meeting. The Company will provide written notice to stockholders ten (10) days in advance of the 2020 Annual Meeting if the Company is able to make arrangements to conduct the 2020 Annual Meeting as a virtual meeting. Once the Company publicly discloses such information, Bow Street intends to supplement this Proxy Statement and file revised definitive materials with the Securities and Exchange Commission (the “SEC”).

The Company has set the close of business on April 16, 2020 as the record date for determining stockholders entitled to notice of and to vote at the 2020 Annual Meeting (the “Record Date”). The mailing and principal executive offices of the Company are located at 210 Hudson Street, Harborside 3, Suite 400, Jersey City,

NJ 07302. Stockholders of record at the close of business on the Record Date will be entitled to vote at the 2020 Annual Meeting. According to the Company, as of the Record Date, there were 90,596,547 shares of Common Stock outstanding. The Company’s proxy statement for the 2020 Annual Meeting, filed with the SEC on May 4, 2020 (the “Company’s proxy statement”), provides the current number of shares of Common Stock outstanding and entitled to vote at the 2020 Annual Meeting. Each share of Common Stock is entitled to one vote on all matters presented at the 2020 Annual Meeting. As of the close of business on May 5, 2020, the Participants beneficially owned 4,453,150.46 shares of Common Stock in the aggregate, as further described on Annex I hereto.

We intend to vote all of the Common Stock that we beneficially own in favor of each of the Nominees and for Proposal 3 and we intend to abstain from voting with respect to Proposal 2.

We urge you to vote by phone or internet in accordance with the instructions on the GOLD proxy card and vote “FOR ALL” of the Nominees to the Board for election at the 2020 Annual Meeting and “FOR” Proposal 3. We are not making any recommendation with respect to Proposal 2.

This Proxy Solicitation is being made by the Participants and not on behalf of the Board or management of the Company or any other third party. We are not aware of any other matters to be brought before the 2020 Annual Meeting other than as described herein. Should other matters be brought before the 2020 Annual Meeting, the persons named as proxies in the enclosed GOLD proxy card will vote on such matters in their discretion.

If you have already voted using the Company’s proxy card, you have every right to change your vote by voting via Internet or by telephone by following the instructions on the enclosed GOLD proxy card. To facilitate timely receipt of your proxy despite any potential systems disruption due to coronavirus (COVID-19), we encourage you to vote via the Internet or telephone following the instructions on the enclosed GOLD proxy card promptly. Only the latest validly executed proxy that you submit will be counted; any proxy may be revoked at any time prior to its exercise at the 2020 Annual Meeting by following the instructions under “Can I change my vote or revoke my proxy?” beginning on page 24 in the section entitled “Questions and Answers” of the enclosed Proxy Statement.

For instructions on how to vote and other information about the proxy materials, see the section entitled “Questions and Answers” beginning on page 22 of the enclosed Proxy Statement.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free: (877) 800-5182

Banks and Brokers may call collect: (212) 750-5833

We urge you to vote today via Internet or by telephone by following the instructions on the enclosed GOLD proxy card. To facilitate timely receipt of your proxy despite any potential systems disruption due to coronavirus (COVID-19), we encourage you to vote via the Internet or telephone following the instructions on the enclosed GOLD proxy card.

  BACKGROUND OF THIS PROXY SOLICITATION

Who We Are and Why We Believe Now is the Time to Act

Bow Street is a New York-based investment manager that partners with institutional investors and family offices globally to invest opportunistically across idiosyncratic markets and situations in which it is actively engaged. Founded in 2011, Bow Street combines rigorous fundamental research with its deep pool of industry partners to invest across capital structure, asset class and geography. Bow Street’s investment team members are experienced professionals with deep knowledge of the real estate sector. Over the years, Bow Street has studied and invested extensively in publicly-traded REITs.5

We believe that a significant and urgent change in leadership is required at Mack-Cali. We strongly believe that the value of Mack-Cali’s assets substantially exceeds the levels at which its shares have generally traded over the last several years. However, current management – overseen by the current Board – has consistently squandered opportunities to unlock this value. These missteps have been exacerbated by Mack-Cali’s long and troubled history of weak corporate governance, resulting in limited board oversight and accountability for management’s consistent underperformance. Under the leadership of the current CEO Michael DeMarco, Mack-Cali shares have underperformed the MSCI US REIT Index by almost 3,400bps, Funds from Operations have declined approximately 40%, and leverage has increased from 7.5x EBITDA at year-end 2016 to ~9.7x at year-end 2019. As a significant, long-term stockholder of the Company, we have no confidence in the ability of the CEO and the Board (as comprised of nominees announced by Mack-Cali on April 14, 2020) to take the steps necessary to protect stockholders’ interests and enhance stockholder value.

We are deeply concerned with the Company’s operational performance. Mack-Cali has traded at a significant discount to NAV for many years, generating little to no (after-dividend) cash flow and creating limited stockholder value. The path chosen by the Board and senior management perpetuates Mack-Cali’s NAV discount, solving none of the Company’s myriad structural problems, including (i) high leverage (with no credible path to reducing debt), (ii) diminishing cash flow, which has been worsened by the Company’s recently announced divestiture of its suburban office assets, (iii) a disparate asset base that bundles development rich multifamily assets and high-vacancy, highly indebted office assets, and (iv) a paucity of capital, which has forced Mack-Cali to adopt a funding structure that cedes significant stockholder value to third parties while adding deep complexity and murkiness to the Company’s ownership structure.

We believe that the Company’s future should be determined by a management team and Board that is free of conflict and accountable to the Company’s owners/stockholders, who have clearly expressed their wishes. In the period following the 2019 Annual Meeting, the Company’s leadership team has chosen to largely disregard stockholders’ overwhelming rejection of management’s current strategy and stockholders’ mandate to commence a comprehensive strategic alternatives process. The limited review conducted by the Company did not result in any meaningful action to unlock value. Instead, this process was conducted in secret, and, the special committee tasked with the review had a narrow mandate and was prohibited from engaging with prospective bidders for the Company. The importance and findings of the special committee were further impacted by self-interested and influential members of management and the Board. In sum, the committee was a special committee in name only and had no authority to engage in a true strategic review process.

5 Bow Street’s track-record of investments in REITs is demonstrated by positions in the stock of NorthStar Realty Europe Corp. (“NorthStar”), Realty Income Corporation, TIER REIT, Inc., NorthStar Realty Finance Corp., Ryman Hospitality Properties, Inc., NorthStar Asset Management Group Inc., Winthrop Realty Trust and Colony Financial, Inc., as disclosed in various Form 13Fs filed by Bow Street with the SEC as early as February 13, 2014.

What We Hope to Achieve

We are soliciting your support to elect the Nominees at the 2020 Annual Meeting because we believe that certain members of the Board are not acting, and will continue to not act, in your best interests with respect to the business and future strategic direction of the Company. To preserve and maximize stockholder value, we believe that the only successful path forward for Mack-Cali, its stockholders and employees, is through making significant and immediate changes to the Company’s current leadership team, including by reconstituting a majority of the Board and replacing Mr. DeMarco as CEO. We are hopeful that under new leadership and at the appropriate time, the Company will undertake a comprehensive strategic review process that unlocks stockholder value.

To this end, we have nominated four highly qualified independent director candidates for election to the Board at the 2020 Annual Meeting and re-nominated the 2019 Newly-Elected Directors for re-election to the Board. We believe that a newly constituted Board—one that is free of the bias and the intransigence that (in our opinion) characterizes the majority of the current Board—will be well equipped to create value for Mack-Cali stockholders.

If all of our Nominees are elected at the 2020 Annual Meeting, they will constitute a majority of the Board. If elected, our Nominees, subject to their fiduciary duties as directors, will seek to work with the other members of the Board to execute a comprehensive strategic review process, including replacing Mr. DeMarco as the Company’s CEO. Our eight, highly qualified, accomplished and experienced Nominees are committed to putting the best interests of Mack-Cali stockholders first, remedying the failures of the Company’s current leadership and adopting the transformational change required to drive stockholder value.

Timeline of Our Efforts at Private Engagement with the Company

•

Bow Street first began engaging with representatives of Mack-Cali in early 2019. Bow Street along with DWREI, LLC submitted a proposal to acquire for cash Mack-Cali’s suburban and waterfront assets. Having failed to hear from management, Bow Street, in order to preserve the ability to effect change to the Board, nominated the 2019 Newly-Elected Directors for election to the Board: Alan R. Batkin, Frederic Cumenal, MaryAnne Gilmartin and Nori Gerardo Lietz.

•

On May 29, 2019, the Company issued a press release announcing that the Board intended to form the Strategic Review Committee comprised of independent directors to conduct a review of the Company’s strategy, asset portfolio and business opportunities to ensure that all available alternatives for continuing stockholder value creation were carefully and thoughtfully considered.

•

On June 5, 2019, the Company issued a press release clarifying that the Strategic Review Committee’s mandate was to explore the Company’s strategic direction, and all available alternatives for maximizing stockholder value, including a potential sale of the Company or certain of its assets.

•

On June 12, 2019, the Company held its 2019 Annual Meeting. Prior to the meeting, the Board announced that four of the Company’s directors, David S. Mack, Nathan Gantcher, Alan G. Philibosian and Vincent Tese, decided not to stand for re-election at the 2019 Annual Meeting. This allowed Chairman William Mack – a recipient of only 15% of the total votes from stockholders at the 2019 Annual Meeting – to retain his directorship (and per the legacy Board’s decision – his Chairmanship). Accordingly, all of Bow Street’s nominees – the 2019 Newly-Elected Directors – were appointed to the Board.

•

Also on June 12, 2019, the Company announced that, in furtherance of the Board’s commitment to corporate governance best practices, the Company, following the 2019 Annual Meeting, would opt out of Maryland’s unsolicited takeovers statute, which permits the Board to re-classify itself merely by Board resolution to this effect and without a stockholder vote, and would rescind the provisions of the Contribution and Exchange Agreement dated as of January 24, 1997 among the Company and certain other parties, which enabled the Mack family to nominate up to three directors to the Board. In addition, the Board reiterated that it intended to form a committee of independent directors to review the Company’s strategic direction and all available alternatives for maximizing stockholder value, including a potential sale of the Company or certain of its assets.

•

For more information concerning the events leading up to and the 2019 Annual Meeting, please refer to the section entitled “Timeline of Our Efforts at Private Engagement with the Company” in Bow Street’s 2019 definitive proxy statement filed in connection with the 2019 Annual Meeting.

•

On October 23, 2019, Bow Street delivered a letter to the Board noting that Mr. DeMarco had seemingly ignored the results of the 2019 Annual Meeting, including by affirming his unwavering commitment to the “Waterfront Strategy” that had been rejected by stockholders a few months earlier. The letter also noted that Bow Street had received multiple inbound inquiries from prospective Mack-Cali suitors, seeking to understand why they have not yet heard from an investment bank representing the Shareholder Value Committee as part of its standard process. The letter asked the Company to reaffirm its commitment to the strategic alternatives process for which stockholders voted, including public progress updates and the naming of an independent investment bank and independent counsel to advise the Shareholder Value Committee.

•

On October 31, 2019, Mack-Cali held its earnings call announcing its results for the third fiscal quarter of 2019. On the call, Mr. DeMarco referred to the recommendation of the Shareholder Value Committee as “belt[s] and suspenders”, which in Bow Street’s view, suggested Mr. DeMarco believed its conclusions to be preordained and immaterial to the direction of the Company.

•

On November 8, 2019, Mr. Katz reached out to a representative of Goldman Sachs & Co. (“GS”), the Shareholder Value Committee’s financial advisor, about presenting Bow Street’s analysis of Mack-Cali’s potential strategic alternatives to the Shareholder Value Committee. GS informed Mr. Katz that it would speak with its client and follow up with Mr. Katz soon.

•

On November 13, 2019, Mr. Katz followed up with the representative from GS informing him that, in an effort to work constructively with the Board, Bow Street would be generally available to present its analysis during the following few weeks. GS informed Mr. Katz that GS would have to postpone holding a call.

•

On November 14, 2019, Mr. Katz emailed the representative from GS expressing his disappointment, believing that the Company’s decision to forego a meeting with a significant stockholder was shortsighted. Mr. Katz informed the representative from GS that Bow Street had been approached by numerous prospective suitors interested in the Company, which he looked forward to sharing with the Shareholder Value Committee. GS and Mack-Cali declined to follow up with Mr. Katz regarding this information.

•

In late November 2019, Thomas Rizk, a former chief executive officer and director of Mack-Cali and founder and CEO of Rizk Ventures, an owner of over one hundred office and flex properties across the United States managed and leased under the Workspace Property Trust brand, contacted Mr. Katz and expressed frustration that Mr. DeMarco and Mr. Mack declined to meet with Mr. Rizk and Mr. Thomas W. Toomey, the Chairman and CEO of UDR, Inc. (“UDR”), a then $14 billion publicly traded apartment REIT. Mr. Rizk asked Mr. Katz if Mr. Katz could facilitate a meeting between Mr. Rizk and Mr. Toomey, on the one hand, and the Shareholder Value Committee. Mr. Katz contacted Frederic Cumenal, a member of the Shareholder Value Committee, in an attempt to facilitate a meeting; Mr. Cumenal informed Mr. Katz that the Shareholder Value Committee was not authorized to take meetings with potential strategic transaction counterparties and that in adherence to this protocol, Mr. Rizk and Mr. Toomey would need to continue to approach Mr. DeMarco and Mr. Mack directly, rather than through the Shareholder Value Committee.

•

On December 2, 2019, Bow Street delivered a letter to the Board noting that Bow Street had become aware that a bidder had approached the Company expressing a clear and definitive interest in an acquisition of

Mack-Cali. The letter further expressed Bow Street’s surprise at the lack of constructive engagement from Mr. DeMarco and the Company with the potential bidder. The letter also highlighted that the Shareholder Value Committee and the Board should oversee all discussions with the potential bidder and with all other potential acquirors since this had been mandated to the Shareholder Value Committee by stockholders at the 2019 Annual Meeting and that such oversight was in line with best governance practices. Bow Street also proposed that the lead independent director on the Board and Shareholder Value Committee member, Alan Bernikow, participate in all discussions involving a sale or partial sale of Mack-Cali.

•

As subsequently publicly disclosed by Rizk Ventures, on December 6, 2019, Rizk Ventures delivered a letter to Bank of America Merrill Lynch (n/k/a BofA Securities)(“BofA”) submitting a non-binding indication of interest outlining the general terms on which Rizk Ventures and a consortium of bidders (including the New York Stock Exchange listed REIT, UDR, Inc.) would be prepared to acquire the Company in a negotiated transaction. The letter underscored that the Rizk Ventures/UDR consortium proposed to acquire the Company for a total purchase price range of $24.00 to $27.00 per share, which would have been paid in a combination of cash and a mix of common shares and operating partnership units of UDR. The letter also highlighted that J.P. Morgan had reviewed the proposed transaction and indicated that it was confident it could provide Rizk Ventures the necessary financing.

•

In response to a request from BofA for additional information, on December 13, 2019, Rizk Ventures delivered a letter to BofA stating that UDR participated in the drafting of both the December 6, 2019 letter to BofA and the December 13, 2019 letter and were copied on each. Rizk Ventures also requested an in-person meeting with the Shareholder Value Committee to answer any questions that the committee might have regarding the potential transaction.

•

On February 23, 2020, public press reports indicated that Rizk Ventures had delivered a letter to the Board saying that it had been left with the clear impression that the Board has no genuine intention to even explore a sale of the Company, and therefore crafted responses to create an appearance of attempting to engage with Rizk Ventures while erecting arbitrary and non-commercial obstacles in an effort to justify its often expressed refusal to engage.

•	On February 26, 2020, the Company filed its Annual Report on Form 10-K announcing its financial results for the fiscal year ended December 31, 2019.

•

On February 27, 2020, the Company held its Q4 earnings call where, in the opinion of Bow Street, Mr. DeMarco misled stockholders and the market regarding the numerous approaches that the Rizk Ventures/UDR consortium had made to the Company concerning a potential acquisition. Mr. DeMarco indicated that no price was ever provided to the Company concerning such an acquisition, that a certain REIT (in an apparent reference to UDR) was “never in the picture” and that Mr. DeMarco had never seen a document where the REIT was mentioned or copied. As noted above, Rizk Ventures had proposed an indicative price of $24.00 to $27.00 per share and had represented that UDR was aware of and participated in the drafting of both the December 6, 2019 and the December 13, 2019 letters and were copied on each letter.

•

On February 28, 2020, Mack-Cali publicly released a letter that the Company sent to Rizk Ventures on February 5, 2020 in response to an indication of interest previously submitted by Rizk Ventures with respect to a potential acquisition of the Company suggesting that Rizk Ventures still did not provide the critical information necessary for the Board to consider and evaluate Rizk Ventures’ proposal.

•

In response to Mr. DeMarco’s misleading statements on the earnings call on February 27, 2020, both with respect to the purported lack of a price proposed by Rizk Ventures and UDR’s participation, on February 28, 2020, Rizk Ventures publicly released two letters sent to the Board, dated December 6, 2019 and December 13, 2019, outlining the terms of its credible, financed expression of interest for acquiring the Company, which showed a price range of $24.00 to $27.00 per share and identified UDR as a co-bidder.

•

On March 10, 2020, Mr. Katz had a telephone conversation with William L. Mack, Chairman of the Board. During the call, Mr. Katz requested an in-person meeting with Mr. Mack to discuss additional stockholder representation on the Board and the appointment of a new CEO. Mr. Mack informed Mr. Katz he would consider the matter.

•

On March 11, 2020, Mr. Katz had a telephone conversation with Mr. Mack. During the call, Mr. Mack informed Mr. Katz that it was not necessary for Mr. Katz to meet with Mr. Mack in person, as there was nothing further to discuss.

•

On March 12, 2020, Bow Street delivered a Notice of Nomination (the “Nomination Notice”) to Mack-Cali nominating A. Akiva Katz, Alan R. Batkin, Frederic Cumenal, MaryAnne Gilmartin, Nori Gerardo Lietz, Tammy K. Jones, Mahbod Nia and Howard S. Stern for election to the Board at the 2020 Annual Meeting. Bow Street believes that the Nominees will bring much needed skills, real estate and finance industry expertise, fresh thinking and strong stockholder alignment to the Board. For more information about the Nominees, see the section entitled “PROPOSAL NO. 1—ELECTION OF DIRECTORS”. In its Nomination Notice, Bow Street disclosed an approximately 4.5% interest in the Company’s Common Stock.

•

On March 12, 2020, Bow Street issued a press release and open-letter to stockholders announcing the nomination of its Nominees for election to the Board at the 2020 Annual Meeting. In this letter, Bow Street noted, among other things, that given the magnitude of value destruction at the Company, Board and leadership changes were warranted, and called for the removal of CEO Michael J. DeMarco. Bow Street also noted that per recently released public correspondence between Mack-Cali and Rizk Ventures, Mr. DeMarco appeared to have misled stockholders and the market regarding numerous approaches from a consortium that included then ~$14 billion Apartment-REIT UDR Inc. Bow Street noted that the rejection of prospective suitors was particularly concerning in the context of Chairman William Mack’s reported efforts to privatize Mack-Cali for himself and his family.[6]

•

On March 13, 2020, Mr. Katz had a telephone conversation with Alan S. Bernikow, the lead independent director of Mack-Cali. During the call, Mr. Katz discussed Mr. DeMarco’s performance as CEO, including the lack of a coherent strategy for the business, Mr. DeMarco’s operating underperformance, and misleading statements on the conference call with respect to the Rizk Ventures offer. Mr. Bernikow disagreed with Mr. Katz’s assessment of the conference call and stated that Mr. Bernikow had never seen a letter from Rizk Ventures providing a proposed purchase price. Mr. Katz then informed Mr. Bernikow that Rizk Ventures had in fact provided a price to acquire Mack-Cali for $24.00 to $27.00 in its December 6, 2019 letter to the Board which Rizk Ventures publicly disclosed on February 28, 2020. Mr. Katz further queried how it was possible that – given Mr. Bernikow’s capacity as Lead Director – he had not seen the aforementioned letter.

•

On March 16, 2020, Mack-Cali issued a press release detailing its commitment to maximizing stockholder value and correcting what it believed were Bow Street’s false statements in its March 12, 2020 press release.

•

On March 23, 2020, Mr. Bernikow, via Mr. Batkin, notified Mr. Katz that as the Chairman of the Company’s Nominating and Corporate Governance Committee (the “NCG Committee”), Mr. Bernikow was reluctant to include the 2019 Newly-Elected Directors on the Company’s proxy card for the 2020 Annual Meeting, purportedly because the 2019 Newly-Elected Directors had consented to be named on Bow Street’s proxy card for the 2020 Annual Meeting.

•

On March 27, 2020, Mr. Katz delivered a letter to Mr. Bernikow making clear that from Bow Street’s perspective, the proxy card on which the 2019 Newly-Elected Directors appear was a mere formality, and of greatest importance was that the 2019 Newly-Elected Directors be permitted to continue the work they had started on behalf of all the Company’s stockholders. To this end, Bow Street proposed removing the 2019 Newly-Elected Directors from Bow Street’s proxy statement and proxy card for the 2020 Annual Meeting, provided that the Company irrevocably agreed to include the 2019 Newly-Elected Directors as nominees in

6 Alexandra Garfinkle, “Outgoing Mack-Cali Chairman Weighs Bid,” The Deal, March 3, 2020, https://pipeline.thedeal.com/article/20004312/index.dl.

the Company’s proxy statement and proxy card for the 2020 Annual Meeting, and agreed to support the election of the 2019 Newly-Elected Directors in substantially the same manner as it supported the election of the Company’s other director nominees.

•

On March 30, 2020, the Company issued a press release announcing that the Board had formed a committee (the “Annual Meeting Committee”) to review and approve the recommendations of the NCG Committee with respect to the Company’s slate of nominees for election to the Board at the 2020 Annual Meeting, as well as to determine all other matters relating to the proxy contest initiated by Bow Street. The press release stated that the Annual Meeting Committee would be comprised of all of the Company’s directors other than the 2019 Newly-Elected Directors. The Company further announced it would not nominate the 2019 Newly-Elected Directors to stand for re-election at the 2020 Annual Meeting.

•

On March 31, 2020, Bow Street issued a press release in response to the Board’s refusal to re-nominate the 2019 Newly-Elected Directors, all of whom were overwhelmingly elected at the Company’s 2019 Annual Meeting. Messrs. Katz and Shainker commented that the Board’s unprecedented action not to re-nominate directors who received overwhelming support from stockholders less than a year ago demonstrated the Board’s blatant disregard for even the most basic principles of corporate governance. Bow Street also refuted the Board’s claim that Bow Street was seeking a fire sale of the Company by explaining that Bow Street’s capital is long-dated, and its sole objective is to maximize value at the Company.

•

On April 6, 2020, the Company issued a press release and statement correcting what it believed to be were false and misleading statements by Bow Street in Bow Street’s press release dated March 31, 2020. In its statement, the Company asserted that on January 28, 2020, the NCG Committee invited the 2019 Newly-Elected Directors to join the Company’s slate of nominees for the 2020 Annual Meeting. The statement further claimed that after accepting the invitation, the 2019 Newly-Elected Directors instead agreed to join Bow Street’s slate of nominees. The statement further claimed that the Board attempted to engage in good faith with Bow Street in an effort to avoid another costly and disruptive proxy contest. According to the statement, on March 24, 2020, Mr. Bernikow, during a telephone call with Mr. Batkin, offered to include three of the 2019 Newly-Elected Directors on the Company’s director slate and decided not to extend the offer to one of the 2019 Newly-Elected Directors. The statement noted that on March 27, 2020, Mr. Katz rejected the Company’s offer and reiterated Bow Street’s intention to continue its proxy campaign.

•

Later on April 6, 2020, in response to Mack-Cali’s press release earlier in the day, Bow Street publicly disclosed its letter to Mr. Bernikow on March 27, 2020 in which Bow Street explicitly asked the Company to include the 2019 Newly-Elected Directors on the Company’s 2020 proxy card and offered to remove these directors from Bow Street’s 2020 slate. The offer was flatly rejected by the Company in a press release dated March 30, 2020. In a joint statement, Messrs. Katz and Shainker said that they were “releasing the letter because stockholders deserve to know the truth” and that Bow Street’s only intention was for the 2019 Newly-Elected Directors to be fairly re-nominated. Moreover, in their statement, Messrs. Katz and Shainker further stated that given the chicanery displayed by the Company at the 2019 Annual Meeting—when it forced off four of its own directors from its Board immediately prior to the 2019 Annual Meeting to ensure that Chairman William Mack retained his board seat (in stark contrast to stockholders’ demands as illustrated by his 15% vote total) – Bow Street’s intention was to prevent such deceitful gamesmanship from occurring once again.

•

On April 8, 2020, Mr. Bernikow, on behalf of the Board, sent a public letter to Mr. Katz in response to Bow Street’s letter to Mr. Bernikow dated March 27, 2020. The letter stated that the Board would be willing to include three of the 2019 Bow Street Directors on the Company’s slate, provided Bow Street agreed to withdraw all of its director nominations for the 2020 Annual Meeting and discontinue its proxy contest. Mr. Bernikow further stated that if Bow Street was not prepared to withdraw all of its director nominations and discontinue its proxy contest, then the Board would proceed to nominate its own slate of independent director candidates, who had been recommended by the search firm that had been retained for the purposes of identifying director candidates, for election at the 2020 Annual Meeting.

•

On April 14, 2020, the Company issued a press release announcing its slate of nominees for election to the Board at the 2020 Annual Meeting, which included incumbent directors Alan S. Bernikow, Michael J. DeMarco, Lisa Myers, Laura Pomerantz, Rebecca Robertson and Dr. Irvin D. Reid and five new independent nominees: Jamie Behar, Michael Berman, Howard Roth, Gail Steinel and Lee Wielansky. The press release also noted that Chairman Mack would not be standing for re-election.

•	On April 17, 2020, Bow Street filed its preliminary proxy statement with the SEC in connection with the 2020 Annual Meeting.

•	On April 23, 2020, the Company filed its preliminary proxy statement with the SEC in connection with the 2020 Annual Meeting.

•	On April 24, 2020, the Company filed an amendment to its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 that was originally filed on February 26, 2020.

•	On May 4, 2020, Bow Street filed its revised preliminary proxy statement with the SEC in connection with the 2020 Annual Meeting.

•	Later on May 4, 2020, the Company filed its revised preliminary proxy statement with the SEC in connection with the 2020 Annual Meeting.

•

On May 5, 2020, Bow Street delivered to the Company a demand to inspect the Company’s books and records under Section 1315(a) of the New York Business Corporation Law and a customary confidentiality agreement with respect to the information to be provided to Bow Street.

  PROPOSAL 1: ELECTION OF DIRECTORS

According to public information, including the Company’s proxy statement, the Board currently consists of eleven (11) directors, each with terms expiring at the 2020 Annual Meeting, and there will be eleven (11) directors elected at the 2020 Annual Meeting. We are soliciting proxies to elect our eight Nominees, in opposition to the Company’s director nominees. Consequently, your vote to elect our Nominees will have the legal effect of replacing four incumbent directors in light of the fact that the 2019 Newly-Elected Directors currently serve on the Board. If all our Nominees are elected at the 2020 Annual Meeting, they will constitute a majority of the Board. If elected, our Nominees, subject to their fiduciary duties as directors, will seek to work collaboratively with the other members of the Board to execute a comprehensive strategic review process, which is described in more detail herein.

The enclosed GOLD proxy card may only be voted for the Nominees and does not confer voting power with respect to any of the Company’s director nominees.

We intend to vote all of our shares of Common Stock in favor of each Nominee. If successful in our Proxy Solicitation, the Board will be composed of our Nominees —Alan R. Batkin, Frederic Cumenal, MaryAnne Gilmartin, Nori Gerardo Lietz, Tammy K. Jones, A. Akiva Katz, Mahbod Nia, and Howard S. Stern— along with some of the Company’s director nominees. In the event our Nominees comprise less than a majority of the Board following the 2020 Annual Meeting, there can be no assurance that any actions or proposed changes by our Nominees, including implementation of our strategic review process, would be adopted or supported by the Board. There is also no assurance that any of the Company’s director nominees will serve as directors if any or all of our Nominees are elected to the Board.

If elected, each of the Nominees will serve until the 2021 Annual Meeting or until his or her successor has been duly elected and qualified. The ages and other information of our Nominees shown below are as of the date of the filing of this Proxy Statement.

Stockholders who vote in accordance with the instructions on the GOLD proxy card will only be able to vote for the Nominees, and will not have the opportunity to vote for any of the Company’s director nominees for any of the seats up for election at the 2020 Annual Meeting.

If you are a beneficial owner of Common Stock held in “street name,” you can only vote for the Company’s nominees by signing, dating and returning a white proxy card provided by the Company or requesting a legal proxy and casting your ballot in person by attending the 2020 Annual Meeting. If you are a stockholder of record, you can only vote for the Company’s nominees by signing, dating and returning a white proxy card provided by the Company or casting your ballot in person by attending the 2020 Annual Meeting. You should refer to the Company’s proxy statement for the names, background, qualifications and other information concerning the Company’s director nominees.

The following information sets forth the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of each of the Nominees. The nominations were made in a timely manner and in compliance with the applicable provisions of the Company’s governing instruments. The specific experience, qualifications, attributes and skills that led us to conclude that the Nominees should serve as directors of the Company are set forth herein (including in the section entitled “Skills and Qualifications” below). This information has been furnished to us by the Nominees.

2020 Bow Street Nominees:

TAMMY K. JONES

Age; Address	54; 75 Broad St., Suite 2110, New York, NY 10004

Occupation	Co-Founder & Chief Executive Officer, Basis Investment Group

Experience

Tammy K. Jones has served as both Co-Founder & Chief Executive Officer of Basis Investment Group (“Basis”), a multi-strategy commercial real estate investment manager, since 2009. Prior to founding Basis, Ms. Jones worked at CWCapital LLC from 2004 to 2009, serving as head of the fixed and floating rate Capital Markets Lending Division. Between 1997 and 2004, Ms. Jones was a Senior Vice President of Commercial Capital Initiatives, Inc., a GMAC subsidiary (now Berkadia) and part of the leadership team responsible for creating GMAC’s capital markets lending division. Prior to this role, Ms. Jones held various positions at commercial real estate investment companies, including Equitable Real Estate and AMRESCO Management, Inc.

Ms. Jones formerly served as an Independent Director for Monogram Residential Trust, Inc. (“Monogram”) (NYSE: MORE), a former publicly traded REIT that owned, operated and developed luxury multifamily properties in coastal and urban locations, until the company was sold to Greystar. As a director for Monogram, Ms. Jones served on the Nominating and Governance Committee and the Audit Committee.

Ms. Jones is currently a Trustee of The Georgia State University Foundation and sits on the Investment and Real Estate committees; the Chair of the Real Estate Executive Council; a Trustee of Morris Catholic High School; Vice-Chairwoman of Basis Impact Group Foundation, a non-profit organization dedicated to creating a pipeline of women and minorities in commercial real estate; a member of the President’s Council of Cornell Women; a member of the Executive Leadership Council; and a member of New America Alliance. Ms. Jones was also recognized as one of The Network Journal’s 25 Most Influential Black Women in Business in 2017 and received the Council of Urban Professionals (CUP) 2019 Finance Catalyst Award.

Ms. Jones received a B.A. in Economics from Cornell University and an MBA with a concentration in Real Estate Finance from the J. Mack Robinson College of Business at Georgia State University.

Skills & Qualifications

Ms. Jones’ qualifications to serve as a director include her unique blend of capital markets and commercial real estate expertise, her experience as a CEO of a commercial real estate investment manager and her experience on the board of directors at a public REIT.

A. AKIVA KATZ

Age; Address	42; 595 Madison Avenue, 29th Floor, New York, NY 10022

Occupation	Co-Founder and Managing Partner, Bow Street LLC

Experience	A. Akiva Katz is Co-Founder and a Managing Partner at Bow Street LLC. He also serves as a director at TransAtlantis LLC. Prior to founding Bow Street, Mr. Katz served as a Managing Director at Brahman Capital Corp. from 2007 to 2011.

Mr. Katz received a B.A. in Philosophy and Economics from York University, and an M.B.A. from Harvard Business School.

Skills & Qualifications

Mr. Katz’s qualifications to serve as a director include his extensive knowledge of financial markets, experience investing in real estate and his broad investing experience derived from serving at major investment firms.

MAHBOD NIA

Age; Address	43; 2 Portman St., London W1H 6DU, UK

Occupation	Former Chief Executive Officer, NorthStar Realty Europe Corp

Experience

Mahbod Nia was Chief Executive Officer of NorthStar Realty Europe Corp (“NRE”), a NYSE listed REIT focused on European properties from 2015 to 2019. He also served as a member of NRE’s investment committee and board of directors from 2018 to 2019. From 2017 to 2019, Mr. Nia was also a Managing Director at Colony Capital Inc. (formerly Colony NorthStar) and member of the European Steering Committee.

Mr. Nia served as Managing Director, Head of European Investments of NorthStar Asset Management Group (“NSAM”) from 2014 to 2017, where he worked to establish the company’s European investment platform, rapidly growing it to $2.6bn in Assets Under Management across 9 countries and 5 asset classes. This platform was spun-off in 2015 to create NRE, which was sold to AXA Investment Managers—Real Assets in September of 2019, realizing a 15% IRR for stockholders since its inception.

Prior to joining NSAM in 2014, he acted for PanCap Investment Partners, a European real estate investment and advisory firm. From 2007 to 2009, Mr. Nia was a Senior Executive Director at Goldman Sachs. Prior to 2007, he served in various positions at Citigroup Inc. (formerly Salomon Brothers).

He received a First Class Honours degree in Economics for Business from the University of Westminster (London, UK) and a Master’s degree in Economics & Finance from the University of Warwick (Warwick, UK).

Skills & Qualifications

Mr. Nia’s qualifications to serve as a director include his years of experience spanning real estate investment, debt and advisory, his intimate knowledge of the real estate investment management sector, his time as CEO of a publicly traded REIT, and his experience in successfully selling a publicly traded REIT.

HOWARD S. STERN

Age; Address	58; 3601 Oceanvilla Ct., Calabasas, CA 91302

Occupation	Founder and Principal, Stern & Associates, LLC

Experience

Howard S. Stern is the Founder and Principal of Stern & Associates, LLC, a full-service real estate advisory and consulting firm, which he founded in 2014. In addition to his real estate advisory practice, Mr. Stern is Principal and Co-Founder of DSHS Student Housing Investment Group, a real estate vehicle that focuses only on student housing. From 2010 to January 2014, Mr. Stern served as President and Director of Hudson Pacific Properties Inc. (“Hudson Pacific”), a California-based office REIT. In 2006, Mr. Stern co-founded Hudson Capital, the predecessor company of Hudson Pacific, and in 2010, Hudson Capital went public and upon going public was renamed and formed Hudson Pacific. From 2000 to 2006, Mr. Stern served as Chief Investment Officer of Arden Realty, Inc. (“Arden Realty”), a twenty million square foot Southern California REIT that was sold to GE Capital in 2006. In this role, Mr. Stern was responsible for all facets of Arden Realty’s acquisition, disposition and structured finance activities. From 1996 to 1999, Mr. Stern served as Vice President of the Archon Group, a subsidiary of Goldman, Sachs & Co., where he was responsible for leading all western region mezzanine financing and real estate asset management activities. From 1991 to 1995, he served as Vice President and Manager of First Federal Republic Bank and from 1987 to 1991, he served as Senior Asset Manager and Asset Manager for Unity Savings and Gibraltar Savings.

Mr. Stern holds a B.A. in Political Economy from the University of California, Berkeley and an M.B.A. from the University of Southern California.

Skills & Qualifications

Mr. Stern’s qualifications to serve as a director include his experience in the real estate advisory business, his extensive knowledge of the commercial aspects of the REIT sector and his entrepreneurial experience with the real estate industry.

2019 Newly-Elected Directors:

ALAN R. BATKIN

Age; Address	75; 28 Hurlingham Drive, Greenwich, CT 06831

Occupation	Chief Executive Officer and Chairman, Converse Associates, Inc.

Experience

Alan R. Batkin has served as the Chief Executive Officer and Chairman of the Board of Directors of Converse Associates, Inc., a strategic advisory firm, since 2013. From 2007 until 2012, Mr. Batkin served as Vice Chairman of Eton Park Capital Management, L.P., a global multi-disciplinary investment firm. Previously, from 1990 until 2006, Mr. Batkin served as Vice Chairman of Kissinger Associates, Inc., a geopolitical consulting firm that advises multi-national companies.

Mr. Batkin has extensive public board experience, as he has served on the Board of Directors of Pattern Energy Group Inc. since 2013, Omnicom Group Inc. since 2008, and Cantel Medical Corp since 2004. Mr. Batkin previously served on the Board of Directors of Hasbro, Inc., from 1992 until 2017. He has also served on the Company’s Board since June 2019 and is a member of the Audit Committee of the Board (the “Audit Committee”).

Mr. Batkin received a B.S. from the University of Rochester and an M.B.A. from New York University Graduate School of Business.

Board Service	Mack-Cali Realty Corporation (2019 – Present); Cantel Medical Corp (2004 – Present); Pattern Energy Group Inc. (2013 – Present); Omnicom Group Inc. (2008 – Present); Hasbro, Inc. (1992 – 2017)

Skills & Qualifications

Mr. Batkin’s qualifications to serve as a director include his extensive leadership experience, broad business knowledge, and proven track record of success over nearly twenty-eight years of serving on various boards of directors.

FREDERIC CUMENAL

Age; Address	60; 82 University Place, PH 8, New York, NY 10003

Occupation	Independent Director, Blue Nile, Inc.

Experience

Frederic Cumenal has served on the Board of Directors of Blue Nile, Inc., an online jewelry retailer, since 2017. Previously, Mr. Cumenal served as the Chief Executive Officer of Tiffany & Co. from 2015 to 2017 and as President from 2013 to 2015, and as Executive President with responsibility for sales and global distribution from 2011 to 2013. Prior to his service at Tiffany, Mr. Cumenal served for fifteen years in senior leadership positions in LVMH Group’s wine and spirits businesses, including as President and Chief Executive Officer of Moët & Chandon, S.A. Previously, Mr. Cumenal served as Chief Executive Officer of Domaine Chandon and was Managing Director of Moët Hennessy Europe. Mr. Cumenal also served as Executive Vice President of Marketing, Strategy and Development at Ferruzi Group and was a Brand Manager at Procter & Gamble, France S.A.S.

Mr. Cumenal has significant public board experience, having previously served on the Board of Directors of Constellation Brands, Inc. from 2016 until 2017. Mr. Cumenal also served on the Board of Directors of Tiffany & Co. from 2013 until 2017. Mr. Cumenal has served on the Company’s Board since June 2019 and is a member of the Audit Committee and Shareholder Value Committee.

Mr. Cumenal is a graduate of Institut d’Études Politiques and holds an M.B.A. from Ecole Superieure des Sciences Economiques et Commerciales.

Board Service	Mack-Cali Realty Corporation (2019 – Present); Constellation Brands, Inc. (2016 – 2017); Tiffany & Co. (2013 – 2017)

Skills & Qualifications

Mr. Cumenal’s qualifications to serve as a director include his deep knowledge of international business and brand management along with his operational knowledge and leadership experience stemming from running major companies along with his public board experience.

MARYANNE GILMARTIN

Age; Address	56; 142 W. 57th Street, New York, NY 10019

Occupation	Co-Founder and Chief Executive Officer; L&L MAG

Experience

MaryAnne Gilmartin is the Co-Founder and Chief Executive Officer of L&L MAG, a New York-based real estate development firm. Ms. Gilmartin has also served as a director of Jefferies Financial Group Inc. since 2014. Previously, Ms. Gilmartin served as the Chief Executive Officer and President of Forest City Ratner Companies, LLC, a subsidiary of Forest City Realty Trust, Inc. from 2013 to 2018. During her tenure at Forest City, Ms. Gilmartin oversaw, among other projects, the development of The New York Times Building, New York by Gehry and the Tata Innovation Center at Cornell Tech. Prior to joining Forest City, Ms. Gilmartin served as Managing Director for Consulting Services at Grubb & Ellis Companies, advising corporations and developers on real estate and relocation needs. Previously, she served as Assistant Vice President for Commercial Development at the New York City Economic Development Corporation (EDC) during the Koch and Dinkins administrations.

Ms. Gilmartin also serves as Vice Chair of New York Public Radio, Inc. and as a member of the Executive Committee of the Brooklyn Academy of Music Inc. In addition, Ms. Gilmartin serves as a Member of the Executive Committee and Board of Governors of the Real Estate Board of New York, Chair Emeritus of the Downtown Brooklyn Partnership and as a Member of the Industry Advisory Board of the MS Real Estate Development Program at Columbia University. Ms. Gilmartin has served on the Company’s Board since June 2019 and is a member of the Audit Committee and Shareholder Value Committee.

Ms. Gilmartin received a B.A. in Political Science, summa cum laude, and a M.P.A., both from Fordham University.

Board Service	Mack-Cali Realty Corporation (2019 – Present); Jefferies Financial Group Inc. (2014 – Present)

Skills & Qualifications	Ms. Gilmartin’s qualifications to serve as a director include her broad executive management experience, her deep knowledge of real estate development and the public REIT space, and her entrepreneurial spirit and her knowledge gained from overseeing merchant banking efforts.

NORI GERARDO LIETZ

Age; Address	63; 60 N. Harvard St., Rock Center 313, Boston, MA 02163

Occupation	Senior Lecturer of Business Administration, Harvard Business School

Experience

Nori Gerardo Lietz is a Senior Lecturer of Business Administration in the Finance and Entrepreneurial Management Units at Harvard Business School where she currently teaches Real Estate Private Equity and Venture Capital Private Equity.

Ms. Gerardo Lietz is the President of Areté Capital, a real estate advisory firm she founded in 2010. Previously, Ms. Gerardo Lietz served as the Chairman of the Advisory Board of Allele Fund in 2011. Ms. Gerardo Lietz was a Partner and Chief Strategist for Private Real Estate and a member of the firm’s Global Investment Committee at Partners Group Holding AG from 2007 to 2011. Ms. Gerardo Lietz co-founded Pension Consulting Alliance, Inc. in 1998 and served as a Managing Director while developing its real estate investment management and advisory activities until 2007. In 1985, Ms. Gerardo Lietz co-founded Public Storage Institutional, Inc., an institutional money management firm deploying pension capital to acquire real estate assets, where she served as Senior Vice President until 1988. Ms. Gerardo Lietz practiced law in the corporate department of Paul Hastings LLP from 1982 to 1985.

Ms. Gerardo Lietz has served on the Company’s Board since June 2019 and is a member of the Audit Committee. Ms. Gerardo Lietz is a former member of the Pension Real Estate Association Board of Directors and the Real Estate Research Institute Board of Directors.

Ms. Gerardo Lietz received an A.B. with honors from Stanford University in 1979 and a J.D. from the UCLA School of Law in 1982, where she was Chief Comment Editor of the UCLA Law Review.

Skills & Qualifications

Ms. Gerardo Lietz’s qualifications to serve as a director include her three decades of experience operating real estate practices with institutional investors and her intimate knowledge of the real estate investment management sector.

We urge stockholders to vote FOR ALL of the Nominees using the GOLD proxy card today!

None of the organizations or corporations referenced above is a parent, subsidiary or other affiliate of the Company. We believe that, if elected, each of the Nominees will be considered an independent director of the Company under (i) the Company’s Corporate Governance Principles, as amended as of June 1, 2016, (ii) Section 303A of the New York Stock Exchange’s Listed Company Rules (the “NYSE Rules”), and (iii) paragraph (a)(1) of Item 407 of Regulation S-K. Under the NYSE Rules, however, a final determination as to the independence of the Nominees will not be made until after their election and appointment to the Board.

Each of the Nominees has entered into a nominee agreement pursuant to which Bow Street has agreed to pay the costs of soliciting proxies in connection with the 2020 Annual Meeting and to defend and indemnify such Nominees against, and with respect to, any losses that may be incurred by them in connection with their nomination as candidates for election to the Board and the solicitation of proxies in support of their election and in connection with their prior service on the Board. Under the nominee agreements with the Nominees, Bow Street agreed to pay each Nominee (other than each 2019 Newly-Elected Director and Mr. Katz) $25,000 following the submission of the Nomination Notice and an additional $25,000 upon Bow Street’s filing of a preliminary proxy statement with the SEC in connection with this Proxy Solicitation naming such Nominee as a member of Bow Street’s slate of nominees. The Nominees will not receive any other compensation from Bow Street for their services as Nominees or directors of the Company if elected. If elected, the Nominees will be entitled to such compensation from the Company as is consistent with the Company’s practices for services of non-employee directors.

Each of the Nominees has agreed to being named as a Nominee in this Proxy Statement and has confirmed his or her willingness to serve on the Board if elected. We do not expect that any of the Nominees will be unable to stand for election, but, in the event that a Nominee is unable to or for good cause will not serve, the shares of Common Stock represented by the GOLD proxy card will be voted for a substitute candidate selected by us. If we determine to add or substitute nominees, whether because the Company expands the size of the Board subsequent to the date of this Proxy Statement or for any other reason, we will file an amended proxy statement and proxy card that, as applicable, identifies the additional or substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes biographical and other information about such nominees required by the rules of the SEC.

Vote Required.

According to the Company’s Second Amended and Restated Bylaws as amended by Amendment No. 1 thereto (as so amended to date, the “Bylaws”), in contested elections such as this one, directors shall be elected by a plurality of the votes cast at a meeting of the stockholders duly called and at which a quorum is present and directors are to be elected (meaning that the eleven director nominees who receive the highest number of shares voted “FOR” their election by the stockholders will be elected to the Board). Abstentions will have no effect on the outcome of Proposal 1. Broker non-votes will not be treated as votes cast (and therefore will have no effect on Proposal 1).

We urge you to vote today via Internet or by telephone by following the instructions on the enclosed GOLD proxy card. To facilitate timely receipt of your proxy despite any potential systems disruption due to coronavirus (COVID-19), we encourage you to vote via the Internet or telephone following the instructions on the enclosed GOLD proxy card. If you have already voted using the Company’s proxy card, you have every right to change your vote by voting via Internet or by telephone by following the instructions on the GOLD proxy card. Only the latest validly executed proxy that you submit will be counted; any proxy may be revoked at any time prior to its exercise at the 2020 Annual Meeting by following the instructions under “Can I change my vote or revoke my proxy?” If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated. Stockholders may call toll free at (877) 800-5182; banks and brokers may call collect at (212) 750-5833.

We Recommend a Vote FOR ALL of the Nominees using the GOLD proxy card.

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

As discussed in further detail in the Company’s proxy statement, the Company is asking stockholders to approve or not approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” sections in the Company’s proxy statement. The Company’ proxy statement states this vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the Company’s compensation philosophy, policies and practices with respect to such named executive officers. Accordingly, the Board is asking stockholders to vote for the following resolution:

“RESOLVED, that the stockholders advise that they approve the compensation of the named executive officers of the Company, as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of [the Company’s proxy statement] pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related material).”

As discussed in the Company’s proxy statement, while the vote on the executive compensation resolutions is nonbinding, the Board and the Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company’s executive compensation program. Additional information regarding this proposal is contained in the Company’s proxy statement, and we encourage all stockholders to review the Company’s proxy disclosures in the Company’s proxy statement in detail.

Bow Street is not making any recommendation on this matter.

Vote Required.

According to the Company’s proxy statement, assuming that a quorum is present, the approval of Proposal 2 requires the affirmative vote of a majority of the votes cast at the 2020 Annual Meeting, either in person or by proxy. Abstentions and broker-non votes will have no effect on the outcome of Proposal 2 because they do not count as a vote “cast.”

We Are Making No Recommendation With Respect to Proposal 2.

PROPOSAL 3: RATIFICATION OF THE COMPANY’S SELECTION OF INDEPENDENT PUBLIC ACCOUNTING FIRM

As discussed in further detail in the Company’s proxy statement, the Company has proposed that stockholders ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. According to the Company’s proxy statement, in the event that ratification of this appointment of the Company’s independent registered public accountants is not approved at the 2020 Annual Meeting, then the appointment of the Company’s independent registered public accountants will be reconsidered by the Audit Committee.

A representative of PwC is expected to be present at the 2020 Annual Meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

According to the Company’s proxy statement, the ratification of the appointment of PwC as the Company’s independent registered public accountants for the fiscal year ending December 31, 2020 does not preclude the Board from terminating its engagement of PwC and retaining a new independent registered public accounting firm if it determines that such an action would be in the best interests of the Company. According to the Company’s proxy statement, if the Company elects to retain a new independent registered public accounting firm, such independent registered public accountants will be another “Big 4” accounting firm.

Vote Required.

According to the Company’s proxy statement, assuming that a quorum is present, the approval of Proposal 3 requires the affirmative vote of a majority of the votes cast at the 2020 Annual Meeting, in person or by proxy. Abstentions will have no effect on the outcome of Proposal 3 because they do not count as a vote “cast.”

We Recommend a Vote FOR Proposal 3 using the GOLD proxy card.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE 2020 ANNUAL MEETING

Who is entitled to vote?

Only holders of Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the 2020 Annual Meeting. Stockholders who sell shares of Common Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares of Common Stock. Stockholders of record on the Record Date will retain their voting rights in connection with the 2020 Annual Meeting even if they sell such shares of Common Stock after the Record Date (unless they also transfer their voting rights).

According to the Company’s proxy statement, the only outstanding class of securities of the Company entitled to vote at the 2020 Annual Meeting will be the Common Stock.

How do I vote my shares of Common Stock?

Shares held in record name. If your shares of Common Stock are registered in your own name, please vote today via the Internet or by telephone by following the instructions on the enclosed GOLD proxy card. To facilitate timely receipt of your proxy despite any potential systems disruption due to coronavirus (COVID-19), we encourage you to vote by telephone or Internet promptly. Execution and delivery of a proxy by a record holder of shares of Common Stock will be presumed to be a proxy with respect to all shares held by such record holder unless the proxy specifies otherwise.

Shares beneficially owned or held in “street” name. If you hold your shares of Common Stock in “street” name with a broker, bank, dealer, trust company or other nominee, only that nominee can exercise the right to vote with respect to the shares of Common Stock that you beneficially own through such nominee and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your broker, bank, dealer, trust company or other nominee to vote in favor of the election of the Nominees. Brokers will not be permitted to exercise discretionary authority if they do not receive a properly executed proxy card or voting instructions. Please follow the instructions to vote provided on the enclosed GOLD voting instruction form. If your broker, bank, dealer, trust company or other nominee provides for proxy instructions to be delivered to them by telephone or Internet, instructions will be included on the enclosed GOLD voting instruction form. To facilitate timely receipt of your proxy despite any potential systems disruption due to coronavirus (COVID-19), we encourage you to vote by telephone or Internet if that option is available to you. We urge you to confirm in writing your instructions to the person responsible for your account.

Note: The shares of Common Stock represented by each GOLD proxy card that is properly executed and submitted to Bow Street will be voted at the 2020 Annual Meeting in accordance with the instructions marked thereon. If you have signed the GOLD proxy card and no marking is made, you will be deemed to have given a direction with respect to all of the shares of Common Stock represented by the GOLD proxy card to vote (i) “FOR ALL” eight of the Nominees listed in Proposal 1, (ii) to “ABSTAIN” from voting on Proposal 2 and (iii) “FOR” the approval of Proposal 3.

How should I vote on each Proposal?

We recommend that you vote your shares on the GOLD proxy card as follows:

“FOR ALL” Nominees standing for election to the Board named in this Proxy Statement for election at the 2020 Annual Meeting (Proposal 1); and

“FOR” the ratification of the Company’s selection of independent registered public accounting firm (Proposal 3).

We are making no recommendation with respect to the advisory proposal to approve the compensation of the Company’s executive officers (Proposal 2).

How many shares must be present to hold the 2020 Annual Meeting?

According to the Company’s proxy statement, at least a majority of the outstanding shares of Common Stock, represented either in person or by proxy, must be present at the meeting to hold the 2020 Annual Meeting. This is called a quorum. Shares are counted as present at the 2020 Annual Meeting if the stockholder votes over the Internet or telephone, completes and submits a proxy or is present in person at the meeting. Shares that are present that vote to abstain or do not vote on one or more of the matters to be voted upon are counted as present for establishing a quorum. If a quorum is not present, we expect that the meeting will be adjourned until the Company obtains a quorum. According to the Company’s proxy statement, broker non-votes will be included in the calculation of the number of shares considered to be present at the 2020 Annual Meeting for purposes of determining a quorum, but will not be included in the total of votes cast for the election of directors or the advisory vote for approval of executive compensation. For more information on broker non-votes, see “What are “broker non-votes” and what effect do they have on the Proposals?” below.

What vote is needed to approve each Proposal?

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Proposal 1. According to the Bylaws, the approval of Proposal 1 requires the plurality of the votes cast at the 2020 Annual Meeting duly called and at which a quorum is present and directors are to be elected. In this circumstance, “plurality of the votes cast” means that the eleven nominees who receive the highest number of shares voted “FOR” their election by the stockholders will be elected to the Board. In a contested election such as this one, stockholders will not be permitted to vote “AGAINST” a nominee. Abstentions and broker non-votes will not be considered as votes “cast” for or against any nominee, and will therefore have no effect on the outcome of the vote.

THE ONLY WAY TO SUPPORT ALL OF THE NOMINEES IS TO SUBMIT YOUR VOTING INSTRUCTIONS “FOR ALL” OF THE NOMINEES IN ACCORDANCE WITH THE INSTRUCTIONS ON THE GOLD PROXY CARD. PLEASE DO NOT SIGN OR RETURN A PROXY CARD FROM THE COMPANY, EVEN IF YOU INSTRUCT YOUR PROXY CARD TO BE MARKED “WITHHOLD” AS A PROTEST AGAINST THEIR DIRECTOR NOMINEES. DOING SO WILL REVOKE ANY PREVIOUS VOTING INSTRUCTIONS YOU PROVIDED ON THE GOLD PROXY CARD. ONLY THE LATEST DATED, VALIDLY EXECUTED PROXY RECEIVED WILL BE COUNTED.

•

Proposals 2 and 3. According to the Company’s proxy statement the approval of each of Proposals 2 and 3 requires the affirmative vote of a majority of the votes cast at the 2020 Annual Meeting, either in person or by proxy. “A majority of the votes cast” means that, if a quorum is present or represented by proxy at the meeting, stockholders holding a majority of the Common Stock present or represented by proxy at the meeting and voting on the matter must vote “FOR” Proposal 2 and Proposal 3 to approve each such proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of Proposals 2 and 3 because an abstention or broker non-vote does not count as a vote “cast.” Any bank, broker or other nominee who is provided with proxy materials by the Bow Street Parties will not have discretion to vote on any of the Proposals.

What are “broker non-votes” and what effect do they have on the Proposals?

Generally, broker non-votes occur when shares held by a broker, bank or other nominee in “Street Name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee has not received voting instructions from the beneficial owner and lacks discretionary voting power to vote those shares with respect to that particular proposal. If your shares are held in the name of a brokerage firm, and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal unless it is a “routine” matter. Under the NYSE Rules, there are no “routine” proposals in a contested proxy solicitation. Because Bow Street has initiated a contested proxy solicitation, there will be no “routine” matters at the 2020 Annual Meeting for any broker accounts that are provided with proxy materials by the Bow Street Parties and brokers for such accounts will not have discretion to vote on “routine matters.”

Broker non-votes, if any, with respect to the proposals set forth in this Proxy Statement will not count as votes cast, present and entitled to vote and therefore will not be counted in determining the outcome of any of the Proposals.

What should I do if I receive a proxy card from the Company?

You may receive proxy solicitation materials from Mack-Cali, including a proxy statement and proxy card. We are not responsible for the accuracy of any information contained in any proxy solicitation materials used by the Company or any other statements that it may otherwise make.

We recommend that you discard any white proxy card or solicitation materials that may be sent to you by the Company. Voting “WITHHOLD” for any of the Company’s nominees on its proxy card is not the same as voting for our Nominees because a vote withheld for any of the Company’s nominees will not count as a vote “FOR” the Nominees. In fact, voting “WITHHOLD” on the Company’s proxy card with respect to the Company’s nominees will cancel any previous vote you cast on Bow Street’s GOLD proxy card. If you have already voted using the Company’s proxy card, you have every right to change your vote by voting via Internet or telephone following the instructions on the enclosed GOLD proxy card. Only the latest dated, validly executed proxy that you submit will be counted; any proxy may be revoked at any time prior to its exercise at the 2020 Annual Meeting by following the instructions below under “Can I change my vote or revoke my proxy?”. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated. Stockholders may call toll free at (877) 800-5182; banks and brokers may call collect at (212) 750-5833.

Can I change my vote or revoke my proxy?

If you are the stockholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the 2020 Annual Meeting. Proxies may be revoked by any of the following actions:

•	voting by Internet or telephone (the latest dated, validly executed proxy is the only one that counts);

•

delivering a written revocation or a later dated proxy for the 2020 Annual Meeting to Bow Street LLC, c/o Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022 or to the Secretary of the Company; or

•	attending the 2020 Annual Meeting and voting in person (although attendance at the 2020 Annual Meeting will not, by itself, revoke a proxy).

If your shares are held in a brokerage account by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee. If you attend the 2020 Annual Meeting and you beneficially own shares of Common Stock but are not the record owner, your mere attendance at the 2020 Annual Meeting WILL NOT be sufficient to revoke your prior given proxy card. You must have written authority in the form of a legal proxy from the record owner to vote your shares held in its name at the meeting. Contact Innisfree M&A Incorporated for assistance or if you have any questions at the following telephone numbers. Stockholders may call toll free at (877) 800-5182; banks and brokers may call collect at (212) 750-5833.

IF YOU HAVE ALREADY VOTED USING THE COMPANY’S PROXY CARD, WE URGE YOU TO REVOKE IT BY FOLLOWING THE INSTRUCTIONS ABOVE. Although a revocation is effective if delivered to the Company, we request that either the original or a copy of any revocation be mailed to Bow Street LLC, c/o Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, so that we will be aware of all revocations.

Who is making this Proxy Solicitation and who is paying for it?

The solicitation of proxies pursuant to this Proxy Solicitation is being made by the Participants. Proxies may be solicited by mail, facsimile, telephone, Internet, in person and by advertisements. The Bow Street Parties will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. The Bow Street Parties have requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. Bow Street will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that certain regular employees of Bow Street will also participate in the solicitation of proxies in support of the Nominees. Such employees will receive no additional consideration if they assist in the solicitation of proxies.

The Bow Street Parties have retained Innisfree M&A Incorporated (“Innisfree”) to provide solicitation and advisory services in connection with this solicitation. Innisfree will be paid a fee of not less than $400,000 based upon the campaign services provided, which does not include any discretionary performance fees payable upon conclusion of this Proxy Solicitation. In addition, Bow Street will reimburse Innisfree for its reasonable out-of-pocket expenses and will indemnify Innisfree against certain liabilities and expenses, including certain liabilities under the federal securities laws. Innisfree will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. It is anticipated that Innisfree will employ up to 35 persons to solicit the Company’s stockholders as part of this solicitation. Innisfree does not believe that any of its directors, officers, employees, affiliates or controlling persons, if any, is a “participant” in this Proxy Solicitation.

Costs of this Proxy Solicitation are currently estimated to be approximately $2 million. We estimate that through the date hereof, the Bow Street Parties’ expenses in connection with this Proxy Solicitation are approximately $1.2 million. If successful, Bow Street may seek reimbursement of these costs from the Company. In the event that Bow Street decides to seek reimbursement of its expenses, Bow Street does not intend to submit the matter to a vote of the Company’s stockholders. The Board, which will consist of all four 2020 Bow Street Nominees and four 2019 Newly-Elected Directors, if all are elected, and three of the Company’s directors, would be required to evaluate the requested reimbursement consistent with their fiduciary duties to the Company and its stockholders. Costs related to the solicitation of proxies include expenditures for attorneys, public relations and other advisors, solicitors, printing, advertising, postage, transportation, litigation and other costs incidental to the solicitation.

What is Householding of Proxy Materials?

The SEC has adopted rules that permit companies and intermediaries (such as brokers and banks) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. Some banks and brokers with account holders who are stockholders of the Company may be householding our proxy materials.

A single copy of this Proxy Statement (and of the Company’s proxy statement and annual report) will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker and direct your request to the Company at (732) 590-1010 or by writing to Gary T. Wagner, General Counsel and Secretary, Mack-Cali Realty Corporation, Harborside 3, 210 Hudson Street, Ste. 400, Jersey City, New Jersey 07311. Stockholders who currently receive multiple copies of this proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Where can I find additional information concerning Mack-Cali?

Pursuant to Rule 14a-5(c) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), we have omitted from this Proxy Statement certain disclosure required by applicable law to be included in the Company’s proxy statement in connection with the 2020 Annual Meeting. Such disclosure includes information regarding securities of the Company beneficially owned by the Company’s directors, nominees and management; certain stockholders’ beneficial ownership of more than 5% of the Company’s voting securities; information concerning executive compensation; and information concerning the procedures for submitting stockholder proposals and director nominations intended for consideration at the 2020 Annual Meeting and for consideration for inclusion in the proxy materials for that meeting. See Annex II for information regarding persons who beneficially own more than 5% of the shares of Common Stock and the ownership of the shares by the directors and executive officers of the Company. We take no responsibility for the accuracy or completeness of information that will be contained in the Company’s proxy statement. Except as otherwise noted herein, the information in this Proxy Statement concerning the Company has been taken from or is based upon documents and records on file with the SEC and other publicly available information.

This Proxy Statement and all other solicitation materials in connection with this Proxy Solicitation will be available on the internet, free of charge, on the SEC’s website at https://www.edgar.sec.gov.

OTHER MATTERS AND ADDITIONAL INFORMATION

No Appraisal or Dissenter’s Rights

Stockholders will not have rights of appraisal or similar dissenter’s rights with respect to any matters identified in this Proxy Statement to be acted upon at the 2020 Annual Meeting.

Stockholder Proposals

According to the Company’s proxy statement, to be considered for inclusion in the Company’s notice of annual meeting and proxy statement for, and for presentation at, the 2021 Annual Meeting, a stockholder proposal submitted pursuant to Regulation 14a-8 must be received by Gary T. Wagner, General Counsel and Secretary, Mack-Cali Realty Corporation, Harborside 3, 210 Hudson Street, Ste. 400, Jersey City, New Jersey 07311, no later than January 8, 2021, and must otherwise comply with applicable rules and regulations of the SEC, including Rule 14a-8 of Regulation 14A under the Exchange Act. Stockholder proposals that are timely submitted and otherwise meet the requirements of Rule 14a-8 will be included in the Company’s proxy statement for the 2021 Annual Meeting.

CONCLUSION

We urge you to consider carefully the information contained in this Proxy Statement and then support our efforts by voting via the Internet or telephone following the instructions set forth on the enclosed GOLD proxy card. To facilitate timely receipt of your proxy despite any potential systems disruption due to coronavirus (COVID-19), we encourage you to vote by telephone or Internet following the instructions set forth on the GOLD proxy card promptly.

Thank you for your support,

Bow Street LLC

Bow Street Special Opportunities Fund XV, LP

A. Akiva Katz

Howard Shainker

The Nominees

Alan R. Batkin	Tammy K. Jones
Frederic Cumenal	A. Akiva Katz
MaryAnne Gilmartin	Mahbod Nia
Nori Gerardo Lietz	Howard S. Stern

ANNEX I: INFORMATION ABOUT THE PARTICIPANTS

This Proxy Solicitation is being made by Bow Street LLC (“Bow Street”), Bow Street Special Opportunities Fund XV, LP (“Bow Street Special Opportunities” or the “Record Holder”), A. Akiva Katz, a Managing Partner of Bow Street (“Mr. Katz”), Howard Shainker, a Managing Partner of Bow Street (“Mr. Shainker,” and together with Bow Street, Bow Street Special Opportunities and Mr. Katz, the “Bow Street Parties”), and the Nominees (collectively, the “Participants”).

As of the close of business on May 5, 2020, the Participants may be deemed to “beneficially own,” in the aggregate, 4,453,150.46 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), representing approximately 4.91% of the Company’s outstanding Common Stock. The percentages contained herein are based upon 90,596,547 shares of Common Stock outstanding as of the Record Date, as reported in the Company’s proxy statement, filed with the SEC on May 4, 2020.

Of the 4,426,079 shares of Common Stock beneficially owned in the aggregate by the Bow Street Parties: (a) 2,527,473 shares of Common Stock are held by the Record Holder, including 1,000 shares of Common Stock held in record name; (b) 4,423,279 shares of Common Stock (including the 1,000 shares of Common Stock held by the Record Holder in record name) may be deemed to be beneficially owned by Bow Street by virtue of it being the investment manager of the Record Holder and certain private investment funds, including, pursuant to an investment management agreement between Bow Street and Minayot Acquisition LLC, a separate account for which Bow Street has investment and voting power with respect to shares of Common Stock and for which Bow Street receives a performance-based fee and (c) 4,426,079 shares of Common Stock may be deemed to be beneficially owned by each of Messrs. Katz and Shainker by virtue of being Managing Partners of Bow Street and holding shares of Common Stock in personal accounts.

(1) Title of class	(2) Name and address of beneficial owner	(3) Amount and nature of beneficial ownership	(4) Percent of class
Common Stock	A. Akiva Katz / Howard Shainker 595 Madison Avenue, 29th Floor New York, NY 10022	4,426,079	~4.89%

The principal business of (i) Bow Street Special Opportunities is to serve as an investment vehicle; (ii) Bow Street is the performance of investment management and advisory services; and (iii) each of Messrs. Katz and Shainker is serving as a Managing Partner of Bow Street. The principal business address of each of the Bow Street Parties is c/o Bow Street LLC, 595 Madison Avenue, 29th Floor, New York, NY 10022. The principal business and business address of each of the Nominees is disclosed in the section titled “PROPOSAL 1: ELECTION OF DIRECTORS” on page 12.

The shares of Common Stock beneficially owned by Messrs. Katz and Shainker may be held in commingled margin accounts, which may extend margin credit to the funds advised by Bow Street from time to time, subject to applicable federal margin regulations, stock exchange rules and credit policies. In such instances, the positions held in the margin accounts are pledged as collateral security for the repayment of debit balances in the account. The margin accounts bear interest at a rate based upon the broker’s call rate from time to time in effect. Because other securities are held in the margin accounts, it is not possible to determine the amounts, if any, of margin used to purchase the shares of Common Stock reported herein.

Information on 2019 Newly-Elected Directors

1.	Alan R. Batkin.

Interests in 8,934.152 shares of Common Stock may be deemed to be beneficially owned by Mr. Batkin. Mr. Batkin’s interests in 8,934.152 shares of Common Stock consist of 2,000 shares owned directly by him, 2,665.15 Phantom Stock Units awarded as a quarterly director’s fee earned under the Mack-Cali Realty Corporation Deferred Compensation Plan for Directors (the “Mack-Cali Director Plan”), and 4,269 restricted shares of Common Stock awarded pursuant to the 2013 Incentive Stock Plan of Mack-Cali Realty Corporation (the “Mack-Cali ISP”).

The 2,000 shares of Common Stock purchased by Mr. Batkin were purchased with personal funds.

2.	Frederic Cumenal.

Interests in 6,934.152 shares of Common Stock may be deemed owned by Mr. Cumenal. Mr. Cumenal’s interests in 6,934.152 shares of Common Stock consist of 2,665.15 Phantom Stock Units awarded as a quarterly director’s fee earned under the Mack-Cali Director Plan, and 4,269 restricted shares of Common Stock awarded pursuant to the Mack-Cali ISP.

3.	MaryAnne Gilmartin.

Interests in 4,269 shares of Common Stock may be deemed to be beneficially owned by Ms. Gilmartin. Ms. Gilmartin’s interests in 4,269 shares of Common Stock consist of restricted shares of Common Stock awarded pursuant to the Mack-Cali ISP.

4.	Nori Gerardo Lietz.

Interests in 6,934.152 shares of Common Stock may be deemed owned by Ms. Gerardo Lietz. Ms. Gerardo Lietz’s interests in 6,934.152 shares of Common Stock consist of 2,665.15 Phantom Stock Units awarded as a quarterly director’s fee earned under the Mack-Cali Director Plan, and 4,269 restricted shares of Common Stock awarded pursuant to the Mack-Cali ISP.

(1) Title of class	(2) Name and address of beneficial owner	(3) Amount and nature of beneficial ownership	(4) Percent of class
Common Stock	Alan R. Batkin 28 Hurlingham Drive, Greenwich, CT 06831	8,934.152	0.010%
Common Stock	Frederic Cumenal 82 University Place, PH 8, New York, NY 10003	6,934.152	0.008%
Common Stock	MaryAnne Gilmartin 142 W. 57th Street, New York, NY 10019	4,269	0.005%
Common Stock	Nori Gerardo Lietz 60 N. Harvard St., Rock Center 313, Boston, MA 02163	6,934.152	0.008%

Each of the Participants has an interest in the election of directors at the 2020 Annual Meeting through the ownership of shares of Common Stock as described in this Proxy Statement and/or as a Nominee. Alan R. Batkin (who is one of the Nominees) is a limited partner of a fund managed by Bow Street that holds shares of Common Stock. Mahbod Nia was Chief Executive Officer of NorthStar Realty Europe Corp. from 2015 to 2019. He also served as a member of NorthStar Realty Europe Corp.’s investment committee and board of directors from 2018 to 2019, and PricewaterhouseCoopers LLP served as their auditors at some time since January 1, 2019.

Mr. Katz is a citizen of Canada, Israel and the United Kingdom. Mr. Cumenal is a citizen of France. Each of Messrs. Batkin, Stern and Shainker and Mses. Gilmartin, Jones and Gerardo Lietz is a United States citizen. Mr. Nia is a citizen of the United Kingdom.

According to the Company’s public filings, the compensation package for non-employee directors of the Corporation consisted of: (1) an annual retainer of $65,000 plus $1,500 for attendance at, or telephonic participation in, any board or committee meeting; (2) an additional annual retainer of $15,000 to the Chairman of each of the Audit Committee, Executive Committee, Nominating and Corporate Governance Committee and the Compensation Committee; (3) a $40,000 annual fee for the Lead Director and (4) a grant of shares of restricted Common Stock with an approximate grant-date fair value of $90,000 under the 2013 Plan.

Each director was reimbursed for expenses incurred in attending board and committee meetings. Pursuant to the Amended and Restated Directors’ Deferred Compensation Plan, originally effective as of January 1, 1999 (the “Directors’ Deferred Compensation Plan”), each non-employee director is entitled to defer all or a specified portion of the annual fee to be paid to such director. The account of a director who elects to defer such compensation under the Directors’ Deferred Compensation Plan is credited with the hypothetical number of stock units. Any stock dividend declared by the Company on Common Stock results in a proportionate increase in units in the director’s account as if such director held shares of Common Stock equal to the number of units in such director’s account. Payment of a director’s account may only be made in a lump sum in shares of Common Stock equal to the number of units in a director’s account after either the director’s service on the Board has terminated or there has been a change in control of the Company.

The Participants believe that the Company maintains, at its expense, a policy of insurance which insures its directors and officers. The Bylaws also contain a provision that provides for indemnification of officers and directors. The Record Holder expects that the Nominees, if elected or reelected, will be exculpated and indemnified in connection with their service as directors of the Company to the same extent exculpation and indemnification is provided to the current directors of the Company under the Bylaws and be covered by the policy of insurance which insures the Company’s directors and officers.

Except as set forth in this Proxy Statement (including the Annexes), (i) during the past ten years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant in this proxy solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no Participant owns any securities of the Company which are owned of record but not beneficially; (iv) no Participant has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies; (vii) no associate of any Participant owns beneficially, directly or indirectly, any securities of the Company; (viii) no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Participant or any of his, her or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant or any of his, her or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no person, including any of the Participants, who is a party to an arrangement or understanding pursuant to which the Nominees are proposed to be elected, has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on as set forth in this Proxy Statement. There are no material proceedings to which any Participant or any of his, her or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. With respect to each of the Nominees, except as set forth in this Proxy Statement (including the Annexes), none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years. Except for the 2019 Newly-Elected Directors, none of the Nominees nor any associate of a Nominee has served as a director or named executive officer of the Company at any point during the last three fiscal years of the Company.

Transactions by the Participants with respect to the Company’s securities

The following tables set forth all transactions effected during the past two years by the Participants with respect to securities of the Company. The shares of Common Stock reported herein are held in either cash accounts or margin accounts in the ordinary course of business. Unless otherwise indicated, all transactions were effected on the open market.

Common Stock

Bow Street, including by virtue of its control of Bow Street Special Opportunities		Bow Street Special Opportunities		Messrs. Katz and Shainker, including by virtue of their control of Bow Street
Trade Date	Shares Purchased (Sold)	Trade Date	Shares Purchased (Sold)	Trade Date	Shares Purchased (Sold)
10/30/2018	15,701	10/30/2018	15,701	06/08/2018	1,800
10/31/2018	34,346	10/31/2018	34,346	06/18/2018	1,000
11/01/2018	17,137	11/01/2018	17,137	10/30/2018	15,701
11/08/2018	20,000	11/08/2018	20,000	10/31/2018	34,346
11/09/2018	20,000	11/09/2018	20,000	11/01/2018	17,137
11/12/2018	10,000	11/12/2018	10,000	11/08/2018	20,000
11/13/2018	40,000	11/13/2018	40,000	11/09/2018	20,000
11/14/2018	58,250	11/30/2018	14,445	11/12/2018	10,000
11/15/2018	180,890	12/03/2018	225,000	11/13/2018	40,000
11/16/2018	213,373	12/04/2018	98,289	11/14/2018	58,250
11/16/2018	10,500	12/06/2018	2,047	11/15/2018	180,890
11/19/2018	50,000	12/06/2018	100,000	11/16/2018	213,373
11/20/2018	125,000	12/07/2018	145,000	11/16/2018	10,500
11/21/2018	131,000	12/07/2018	30,000	11/19/2018	50,000
11/23/2018	38,500	12/10/2018	200,000	11/20/2018	125,000
11/26/2018	18,528	12/13/2018	50,000	11/21/2018	131,000
11/27/2018	21,782	12/14/2018	132,560	11/23/2018	38,500
11/30/2018	14,445	12/14/2018	112,881	11/26/2018	18,528
11/30/2018	14,445	12/17/2018	54,775	11/27/2018	21,782
12/03/2018	75,000	12/19/2018	87,500	11/30/2018	14,445
12/03/2018	225,000	12/20/2018	80,981	11/30/2018	14,445
12/04/2018	98,289	12/21/2018	68,942	12/03/2018	75,000
12/06/2018	2,047	12/24/2018	37,500	12/03/2018	225,000
12/06/2018	100,000	12/26/2018	37,500	12/04/2018	98,289
12/07/2018	145,000	12/27/2018	67,500	12/06/2018	2,047
12/07/2018	30,000	12/28/2018	50,000	12/06/2018	100,000
12/10/2018	200,000	12/31/2018	45,470	12/07/2018	145,000

Bow Street, including by virtue of its control of Bow Street Special Opportunities		Bow Street Special Opportunities		Messrs. Katz and Shainker, including by virtue of their control of Bow Street
Trade Date	Shares Purchased (Sold)	Trade Date	Shares Purchased (Sold)	Trade Date	Shares Purchased (Sold)
12/13/2018	50,000	01/02/2019	62,500	12/07/2018	30,000
12/14/2018	132,560	01/03/2019	37,500	12/10/2018	200,000
12/14/2018	112,881	01/04/2019	2,092	12/13/2018	50,000
12/17/2018	145,225	01/07/2019	24,950	12/14/2018	132,560
12/17/2018	54,775	01/15/2019	12,500	12/14/2018	112,881
12/18/2018	175,000	01/16/2019	150	12/17/2018	145,225
12/19/2018	87,500	01/22/2019	29,000	12/17/2018	54,775
12/19/2018	87,500	01/23/2019	25,000	12/18/2018	175,000
12/20/2018	80,982	01/28/2019	10,000	12/19/2018	87,500
12/20/2018	80,981	03/18/2019	50,000	12/19/2018	87,500
12/21/2018	68,941	03/18/2019	50,000	12/20/2018	80,982
12/21/2018	68,942	03/19/2019	25,830	12/20/2018	80,981
12/24/2018	37,500	04/16/2019	20,000	12/21/2018	68,941
12/24/2018	37,500	06/13/2019	(25,000)	12/21/2018	68,942
12/26/2018	37,500	08/29/2019	6,320	12/24/2018	37,500
12/26/2018	37,500	08/30/2019	3,900	12/24/2018	37,500
12/27/2018	67,500	09/03/2019	5,309	12/26/2018	37,500
12/27/2018	67,500	09/04/2019	12,200	12/26/2018	37,500
12/28/2018	50,000	09/05/2019	20,500	12/27/2018	67,500
12/28/2018	50,000	04/06/2020	100,000	12/27/2018	67,500
12/31/2018	45,469	04/07/2020	50,000	12/28/2018	50,000
12/31/2018	45,470	04/08/2020	57,148	12/28/2018	50,000
01/02/2019	62,500	04/09/2020	100,000	12/31/2018	45,469
01/02/2019	62,500	04/13/2020	50,000	12/31/2018	45,470
01/03/2019	37,500			01/02/2019	62,500
01/03/2019	37,500			01/02/2019	62,500
01/04/2019	2,093			01/03/2019	37,500
01/04/2019	2,092			01/03/2019	37,500
01/07/2019	24,950			01/04/2019	2,093
01/07/2019	24,950			01/04/2019	2,092
01/15/2019	12,500			01/07/2019	24,950
01/15/2019	12,500			01/07/2019	24,950
01/16/2019	150			01/15/2019	12,500
01/16/2019	150			01/15/2019	12,500
01/22/2019	29,000			01/16/2019	150
01/23/2019	25,000			01/16/2019	150
01/28/2019	10,000			01/22/2019	29,000
03/18/2019	50,000			01/23/2019	25,000
03/18/2019	50,000			01/28/2019	10,000
03/19/2019	25,830			03/18/2019	50,000
04/16/2019	20,000			03/18/2019	50,000
06/13/2019	(25,000)			03/19/2019	25,830
06/13/2019	(25,000)			04/16/2019	20,000
08/29/2019	6,319			06/13/2019	(25,000)
08/29/2019	6,320			06/13/2019	(25,000)
08/30/2019	3,900			08/29/2019	6,319
08/30/2019	3,900			08/29/2019	6,320
09/03/2019	5,309			08/30/2019	3,900

Bow Street, including by virtue of its control of Bow Street Special Opportunities		Bow Street Special Opportunities		Messrs. Katz and Shainker, including by virtue of their control of Bow Street
Trade Date	Shares Purchased (Sold)	Trade Date	Shares Purchased (Sold)	Trade Date	Shares Purchased (Sold)
09/03/2019	5,309			08/30/2019	3,900
09/04/2019	12,200			09/03/2019	5,309
09/04/2019	12,200			09/03/2019	5,309
09/05/2019	20,500			09/04/2019	12,200
09/05/2019	20,500			09/04/2019	12,200
04/06/2020	100,000			09/05/2019	20,500
04/07/2020	50,000			09/05/2019	20,500
04/08/2020	57,148			04/06/2020	100,000
04/09/2020	100,000			04/07/2020	50,000
04/13/2020	50,000			04/08/2020	57,148
				04/09/2020	100,000
				04/13/2020	50,000

Alan R. Batkin		Frederic Cumenal		MaryAnne Gilmartin
Trade Date	Shares Purchased (Sold)	Trade Date	Shares Purchased (Sold)	Trade Date	Shares Purchased (Sold)
06/19/2019	2,000	10/04/2019	757.511	12/03/2019	4,269
10/04/2019	757.511	12/03/2019	4,269
12/03/2019	4,269	01/03/2020	726.259
01/03/2020	726.259	04/06/2020	1,181.382
04/06/2020	1,181.382

Nori Gerardo Lietz
Trade Date	Shares Purchased (Sold)
10/04/2019	757.511
12/03/2019	4,269
01/03/2020	726.259
04/06/2020	1,181.382

ANNEX II: BENEFICIAL OWNERSHIP

The following tables are reprinted from the revised preliminary proxy statement filed by the Company with the SEC on May 4, 2020. Once the Company files its definitive proxy statement for the 2020 Annual Meeting, Bow Street intends to supplement this Proxy Statement to update such information, as necessary, and file revised definitive materials with the SEC.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Unless otherwise indicated, the following table sets forth information as of February 14, 2020 with respect to each person or group who is known by the Company, in reliance on Schedules 13D and 13G reporting beneficial ownership and filed with the SEC, to beneficially own more than 5% of the Company’s outstanding shares of Common Stock. Except as otherwise noted below, all shares of Common Stock are owned beneficially by the individual or group listed with sole voting and/or investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)(1)
The Vanguard Group, Inc.(2)	12,791,356	14.1%
BlackRock, Inc.(3)	12,632,224	14.0%
The Mack Group(4)	7,475,997	7.6%
FMR LLC(5)	5,575,245	6.2%
Madison International Realty Holdings, LLC(6)	4,746,074	5.2%
State Street Corporation(7)	4,662,489	5.2%

(1)

This percentage was calculated based on 90,595,176 shares of Common Stock issued and outstanding as of December 31, 2019. Unless otherwise noted, the total number of shares outstanding used in calculating this percentage does not include 11,938,395 shares reserved for issuance upon redemption or conversion of outstanding units of limited partnership interest (“Units”) in Mack-Cali Realty, L.P., a Delaware limited partnership (the “Operating Partnership”) through which the Company conducts its real estate activities (including 1,949,601 LTIP Units), or 2,134,246 shares reserved for issuance upon the exercise of stock options granted or reserved for possible grant to certain employees and directors of the Company, except in all cases where such Units or stock options are owned by the reporting person or group.

(2)

Address: 100 Vanguard Blvd., Malvern, PA, 19355. Share information is furnished in reliance on the Schedule 13G/A dated February 11, 2020 of The Vanguard Group, Inc. (“Vanguard”) filed with the SEC, which represents holdings as of December 31, 2019. Based upon information included in the Schedule 13G/A and other Forms 13F filed by Vanguard, the Company believes that such shares are held for investment advisory clients of Vanguard. This number represents 12,791,356 shares beneficially owned by Vanguard, which includes (i) 174,347 shares for which Vanguard has sole voting power, (ii) 105,779 shares for which Vanguard has shared voting power, (iii) 12,612,110 shares for which Vanguard has sole dispositive power, and (iv) 179,246 shares for which Vanguard has shared dispositive power.

(3)

Address: 55 East 52nd Street, New York, NY 10022. Share information is furnished in reliance on the Schedule 13G/A dated February 4, 2020 of Blackrock, Inc. (“Blackrock”) filed with the SEC, which represents holdings as of December 31, 2019. Based upon information included in the Schedule 13G/A and other Forms 13F filed by Blackrock, the Company believes that such shares are held for investment advisory clients of Blackrock. This number represents (i) 12,386,377 shares beneficially owned by Blackrock for which it has sole voting power and (ii) 12,632,224 shares for which it has sole dispositive power.

(4)

Address: Harborside 3, 210 Hudson Street, Ste. 400, Jersey City, NJ 07311. The Mack Group (which is not a legal entity) is composed of, among others, William L. Mack, the Chairman of the Board of Directors, David S. Mack, a former director of the Company, Fredric Mack, a member of the Company’s Advisory Board, Earle I. Mack, a former director of the Company, and their immediate family members and related trusts. Share information is furnished in reliance on the Schedule 13G/A dated February 13, 2020 of the Mack Group filed with the SEC, which represents holdings as of December 31, 2019. This number represents 7,475,997 shares for which the Mack Group has shared dispositive and voting power, and includes 7,271,838 common Units, redeemable for shares of Common Stock on a one-for-one basis (each such unit being a “Reported Share”). Furthermore, William L. Mack, a member of the Mack Group, is a trustee of the William and Phyllis Mack Foundation, Inc., a charitable foundation that owns 100,000 Reported Shares. Earle I. Mack, a member of the Mack Group, is a trustee of the Earle I. Mack Foundation, Inc., a charitable foundation that owns 65,000 Reported Shares. Richard Mack and Stephen Mack, members of the Mack Group, are trustees of The Mack 2010 Family Trust II, a trust that owns 330,097 Reported Shares. David S. Mack, a member of the Mack Group, is a trustee of The David and Sondra Mack Foundation, a charitable foundation that owns 225,000 Reported Shares. Stephen Mack, a member of the Mack Group, is a trustee of The Stephen Mack and Kelly Mack Family Foundation, a charitable foundation that owns 5,000 Reported Shares. Each of William L. Mack, Earle I. Mack, Richard Mack, David S. Mack and Stephen Mack, pursuant to Rule 13d-4 under the Exchange Act, has specifically disclaimed beneficial ownership of any Reported Shares owned by such foundations.

(5)

Address: 245 Summer Street, Boston, MA 02210. Share information is furnished in reliance on the Schedule 13G dated February 7, 2020 of FMR LLC (“FMR”) and Abigail P. Johnson, which represents holdings as of December 31, 2019. This number represents 5,575,245 shares beneficially owned by FMR and Ms. Johnson, including (i) 3,421,683 shares for which FMR has sole voting power, (ii) 5,575,245 shares for which FMR has sole dispositive power, and (iii) 5,575,245 shares for which Ms. Johnson has sole voting and dispositive power.

(6)

Address: 410 Park Avenue, 10th Floor, New York, NY 10022. Share information is furnished in reliance on the Schedule 13G dated February 13, 2020 of Madison International Realty Holdings, LLC (“MIRH”), Madison International Realty Partners GP, LLC (the “Madison GP”) and Madison International Realty Partners, LP (“MIRP”), which represents holdings as of December 31, 2019. The Schedule 13G was filed pursuant to a joint filing agreement, dated February 13, 2020 by and between MIRELF VI REIT Investments, MIRELF VI REIT, MIRELF VI, Holdings VI, MIR VI, MIRELF VII REIT, MIRELF VII, Holdings VII, MIR VII, MIRP, MIRP GP, MIGAR, MIRH and Ronald M. Dickerman. This number represents 4,746,074 shares beneficially owned by each of MIRH, Madison GP and MIPR, which includes 4,746,074 shares for which each of MIRH, Madison GP and MIPR has shared voting power.

(7)

Address: State Street Financial Center, One Lincoln Street, Boston, MA 02111. Share information is furnished in reliance on the Schedule 13G dated February 14, 2020 of State Street Corporation (“SSC”), which represents holdings as of December 31, 2019. This number represents 4,662,489 shares beneficially owned by SSC, including (i) 3,794,280 shares for which SSC has shared voting power, and (ii) 4,662,489 shares for which SSC has shared dispositive power.

DIRECTORS AND EXECUTIVE OFFICERS

Beneficial Ownership

Set forth below is certain information as of April 16, 2020, including information with respect to the beneficial ownership of the Common Stock, for (i) the members of the Board of Directors, (ii) our director nominees for election at the Annual Meeting, (iii) the executive officers of the Company and (iv) the directors and executive officers of the Company as a group:

Name and Position	Age	First Elected	Term Expires	Number of Shares(1)(2)		Percent of Shares Outstanding (%)(3)	Percent of Shares Outstanding (calculated on a fully-diluted basis) (%)(4)
William L. Mack, Chairman of the Board	80	1997	2020	2,498,347	(5)	2.7%	2.4%
Michael J. DeMarco, Chief Executive Officer and Director	60	2018	2020	2,397,369	(6)	2.6%	2.3%
Marshall B. Tycher, Chairman of Roseland	65	—	—	672,630	(7)	*	*
David Smetana, Chief Financial Officer	48	—	—	125,253	(8)	*	*
Giovanni M. DeBari, Chief Accounting Officer	48	—	—	38,111	(9)
Gary T. Wagner, General Counsel	59	—	—	149,086	(10)	*	*
Ricardo Cardoso, Executive Vice President and Chief Investment Officer	47	—	—	171,207	(11)	*	*
Nicholas Hilton, Executive Vice President, Leasing	40	—	—	119,453	(12)	*	*
Deidre Crockett, Executive Vice President and Chief Administrative Officer	45	—	—	26,641	(13)	*	*
Alan R. Batkin, Director	75	2019	2020	6,269		*	*
Alan S. Bernikow, Lead Independent Director	79	2004	2020	45,733		*	*
Frederic Cumenal, Director	60	2019	2020	4,269		*	*
MaryAnne Gilmartin, Director	55	2019	2020	4,269		*	*
Nori Gerardo Lietz, Director	63	2019	2020	4,269		*	*
Lisa Myers, Director	52	2019	2020	4,269		*	*
Laura Pomerantz, Director	72	2019	2020	4,269		*	*
Irvin D. Reid, Director	79	1994	2020	30,249		*	*
Rebecca Robertson, Director	69	2016	2020	15,399		*	*
Z. Jamie Behar, Director Nominee	63	—	—	0
Michael Berman, Director Nominee	62	—	—	0
Howard Roth, Director Nominee	64	—	—	0
Gail Steinel, Director Nominee	64	—	—	0
Lee Wielansky, Director Nominee	69	—	—	0
All directors, executive officers and nominees as a group (23 individuals)				6,317,092	(14)	6.5%	6.1%

*	Beneficial Ownership of less than 1.0% is omitted.
(1)

The limited partners of the Operating Partnership share with the Company, as general partner, in the net income or loss and any distributions of the Operating Partnership. Pursuant to the partnership agreement of the Operating Partnership, common units of limited partnership interest in the Operating Partnership (the “Common Units”) are redeemable into shares of Common Stock on a one-for-one basis. Outstanding Class B 2016 LTIP Units, Class D 2017 LTIP Units, Class E 2018 LTIP Units, Class F 2018 LTIP Units, Class G 2019 LTIP Units, Class H 2019 LTIP Units and Class I 2020 LTIP Units (collectively, “LTIP Units”) of the Operating Partnership are convertible into Common Units on a one-for-one basis upon vesting. Class AO LTIP Units are convertible into Common Units based on the appreciation in value of the Common Stock from the grant date through the conversion date, but is assumed to be on a one-for-one basis in the table above. See “Employment Contracts; Potential Payments Upon Termination or Change in Control—Michael J. DeMarco Class AO LTIP Award Agreement” for the conversion terms of the Class AO LTIP Units.

(2)

Except as otherwise noted below, all shares of Common Stock, Common Units, LTIP Units (as converted into Common Units), vested options, restricted stock units (“RSUs”), performance stock units (“PSUs”), and all restricted Common Stock are owned beneficially by the individual listed with sole voting and/or investment power.

(3)

Assumes redemption or conversion of only the Units in the Operating Partnership beneficially owned by such owner into shares of Common Stock and the exercise of vested options and all restricted Common Stock held only by such owner.

(4)	Assumes redemption or conversion of all outstanding Units in the Operating Partnership into shares of Common Stock and the exercise of all vested options and all restricted Common Stock.
(5)

Includes 2,017,017 shares of Common Stock that may be issued upon the redemption of all of William L. Mack’s limited partnership interests in the Operating Partnership. Also includes 100,000 shares of Common Stock that may be issued upon the redemption of all of the limited partnership interests in the Operating Partnership held by the William & Phyllis Mack Foundation, Inc., a charitable foundation of which Mr. Mack is a trustee, and 330,097 shares of Common Stock that may be issued upon the redemption of all of the limited partnership interests in the Operating Partnership held by The Mack 2010 Family Trust II, a trust that is a member of a Section 13(d) group with Mr. Mack. Pursuant to Rule 13d-4 under the Exchange Act, Mr. Mack has specifically disclaimed beneficial ownership of the shares held by such foundation and trust.

(6)	Includes vested options to purchase 400,000 shares of Common Stock, and 1,860,562 unvested LTIP Units.
(7)	Includes 619,196 unvested LTIP Units.
(8)	Includes 119,453 unvested LTIP Units.
(9)	Includes 34,275 unvested LTIP Units.
(10)	Includes 128,071 unvested LTIP Units.
(11)	Includes 128,071 unvested LTIP Units.
(12)	Includes 119,453 unvested LTIP Units.
(13)	Includes 25,148 unvested LTIP Units.
(14)

Includes all restricted Common Stock held by all twenty-three executive officers, directors and nominees, together with 5,599,119 shares of Common Stock that may be issued upon the redemption of all of the executive officers’ and directors’ limited partnership interests in the Operating Partnership, including Common Units and LTIP Units. Also includes 430,097 shares of Common Stock that may be issued upon the conversion and/or redemption of all of the limited partnership interests in the Operating Partnership held by members of the directors’ and executive officers’ immediate families, trusts or charitable foundations of which they or their wives are trustees or entities over which they possess sole or shared dispositive or voting power. Also includes vested options to purchase 400,000 shares of Common Stock held by executive officers.

IMPORTANT

Tell your Board what you think! YOUR VOTE IS VERY IMPORTANT, no matter how many or how few shares you own. Please give us your proxy “FOR ALL” of the Nominees by taking one of the following steps:

•	Follow the easy instructions to vote by telephone on the enclosed GOLD proxy card; or

•	Follow the easy instructions to vote via the Internet on the enclosed GOLD proxy card.

To facilitate timely receipt of your proxy despite any potential systems disruption due to coronavirus (COVID-19), we encourage you to vote by telephone or via the Internet following the instructions set forth on the enclosed GOLD proxy card TODAY.

If any of your shares are held in the name of a broker, bank, bank nominee or other institution, only it can vote your shares and only upon receipt of your specific instructions. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a GOLD voting instruction card to be issued representing your shares.

After voting in accordance with the instructions on the enclosed GOLD proxy card, DO NOT SIGN OR RETURN MACK-CALI’S PROXY CARD UNLESS YOU INTEND TO CHANGE YOUR VOTE, because only your latest dated proxy card will be counted. Even if you return the Mack-Cali’s proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us. Remember, you can vote for our eight Nominees only on our GOLD proxy card. So please make certain that your latest dated voting instruction is based on the GOLD proxy card.

If you have previously signed and returned a proxy card to Mack-Cali, you have every right to change your vote. Only your latest dated, validly executed proxy card will count. You may revoke any proxy card already sent to Mack-Cali by voting by telephone or Internet by following the instructions on the enclosed GOLD proxy card. Any proxy may be revoked at any time prior to its exercise at the 2020 Annual Meeting by delivering a written notice of revocation or a later dated proxy for the 2020 Annual Meeting to Innisfree or by voting in person at the 2020 Annual Meeting. Attendance at the 2020 Annual Meeting will not in and of itself constitute a revocation.

If you have any questions concerning this Proxy Statement, would like to request additional copies of this Proxy Statement, or need help voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders Call Toll-Free at: (877) 800-5182

Banks and Brokers Call Collect: (212) 750-5833

PLEASE VOTE BY INTERNET OR TELEPHONE TODAY! SEE REVERSE SIDE FOR SIMPLE VOTING INSTRUCTIONS. MACK-CALI REALTY CORPORATION Proxy Card for 2020 Annual Meeting of Stockholders Scheduled for June 10, 2020 (the “Annual Meeting”): THIS PROXY SOLICITATION IS BEING MADE BY BOW STREET LLC, BOW STREET SPECIAL OPPORTUNITIES FUND XV, LP, A. AKIVA KATZ, HOWARD SHAINKER (COLLECTIVELY, “BOW STREET”) AND THE NOMINEES NAMED IN PROPOSAL 1 THE BOARD OF DIRECTORS OF MACK-CALI REALTY CORPORATION IS NOT SOLICITING THIS PROXY The undersigned appoints Akiva Katz, Scott Winter and Richard Brand, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of Mack-Cali Realty Corporation, a Maryland corporation (“Mack-Cali”), that the undersigned would be entitled to vote at the Annual Meeting of stockholders of Mack-Cali scheduled to be held on Wednesday, June 10, 2020, at 12:00 p.m. local time in the Manhattan Ballroom of The Hyatt Regency Jersey City, Harborside, 2 Exchange Place, Jersey City, New Jersey 07302, including at any adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the instructions indicated herein, with discretionary authority as to any and all other matters that may properly come before the meeting or any adjournment, postponement or substitution thereof that are unknown to us a reasonable time before this solicitation. The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to said shares, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. This proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Annual Meeting (including any adjournments or postponements thereof). IF THIS PROXY IS PROPERLY EXECUTED AND SUBMITTED, IT WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. IF YOU VALIDLY EXECUTE AND SUBMIT THIS GOLD PROXY CARD WITHOUT INDICATING YOUR VOTE ON ONE OR MORE OF THE FOLLOWING PROPOSALS, THE NAMED PROXIES WILL EXERCISE THEIR DISCRETION TO CAUSE YOUR PROXY TO BE VOTED “FOR ALL” EIGHT OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 3 AND THEY WILL EXCERCISE THEIR DISCRETION TO CAUSE YOUR PROXY TO ABSTAIN FROM VOTING ON PROPOSAL 2 (TO THE EXTENT YOU HAVE NOT INDICATED YOUR VOTE ON SUCH PROPOSAL). THIS PROXY WILL REVOKE ANY PREVIOUSLY EXECUTED PROXY WITH RESPECT TO ALL PROPOSALS. YOUR VOTE IS VERY IMPORTANT — PLEASE VOTE TODAY (continued and to be signed on the reverse side) G O L D P R O X Y

YOUR VOTE IS IMPORTANT Please take a moment now to vote your shares of Mack-Cali Realty Corporation common stock for the upcoming 2020 Annual Meeting of Stockholders. TO FACILITATE THE TIMELY RECEIPT OF YOUR PROXY DESPITE ANY POTENTIAL SYSTEMS DISRUPTION DUE TO COVID-19, WE ENCOURAGE YOU TO VOTE BY TELEPHONE OR INTERNET TODAY. YOU CAN VOTE TODAY USING ANY OF THE FOLLOWING METHODS: Vote by Internet Please access https://www.proxyvotenow.com/cli (please note you must type an “s” after “http”). Then, simply follow the easy instructions on the voting site. You will be required to provide the unique Control Number printed below. Vote by Telephone Please call toll-free in the U.S. or Canada at 1-866-598-8917 on a touch-tone telephone. (If outside the U.S. or Canada, call 1-646-880-9089) Then, simply follow the easy voice prompts. You will be required to provide the unique Control Number printed below. CONTROL NUMBER You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.Please mark vote as in this sampleProposal 1. Election of Directors – We recommend that you vote “FOR ALL” eight of the Nominees named below: 1. To elect (i) Bow Street’s slate of four new director nominees - 01. Tammy K. Jones, 02. A. Akiva Katz, 03. Mahbod Nia and 04. Howard S. Stern (the “2020 Bow Street Nominees”) and (ii) four incumbent directors - 05. Alan R. Batkin, 06. Frederic Cumenal, 07. MaryAnne Gilmartin and 08. Nori Gerardo Lietz, (the “2019 Bow Street Directors,” together with the “2020 Bow Street Nominees,” the “Nominees”), each to serve a one-year term and until their respective successors are elected and qualified. WITHHOLD FOR ALL* *NOTE: If you do not wish for your shares to be voted “FOR” one or more of the Nominees, mark the “FOR ALL FOR ALL ALL EXCEPT EXCEPT” box and write the number(s) associated with the Nominee(s), as applicable, that you do not wish to vote for, in the space provided below. There is no assurance any of the Mack-Cali nominees will serve as directors if one or more of the Nominee(s) is elected to the Board. We make no recommendation for Proposal 2: FOR AGAINST ABSTAIN We recommend that you vote “FOR” Proposal 3: FOR AGAINST ABSTAINProposal 2 – 2. To vote on Mack-Cali’s advisory resolution Proposal 3 – 3. To ratify the appointment of on the compensation of its named executive officers. PricewaterhouseCoopers LLP as Mack-Cali’s independent registered public accounting firm for 2020.Date: , 2020 Signature Signature (Joint Owner) Title(s) NOTE: Please sign exactly as name appears hereon. If more than one owner, each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in full partnership name by authorized person.